UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Swift Energy Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 11, 2010

The annual meeting of shareholders of SWIFT ENERGY COMPANY (the “Company” or “Swift Energy”) will be held at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 11, 2010, at 4:00 p.m., Houston time, for the following purposes:

1.	To elect two Class II directors identified in this proxy statement to serve until the 2013 annual meeting of shareholders, or until their successors are duly qualified and elected;

2.	To amend the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan (the “2005 Plan”);

3.	To ratify the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2010; and

4.	To conduct such other business as may properly be presented at the annual meeting, or at any and all adjournments or postponements thereof.

A record of shareholders has been taken as of the close of business on March 19, 2010, and only shareholders of record on that date will be entitled to vote at the annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing April 30, 2010, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060. This list will also be available at the annual meeting.

By Order of the Board of Directors,
April 1, 2010	Bruce H. Vincent President and Secretary

Your Vote Is Important!

Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting your shares, please refer to the proxy materials.

PROXY STATEMENT
Solicitation
Availability of Proxy Materials
Voting Information
PROPOSAL 1 — ELECTION OF DIRECTORS
Class II Director Nominees
BOARD OF DIRECTORS
Class I Directors
Class II Directors
Class III Directors
Affirmative Determinations Regarding Independent Directors and Financial Experts
Meetings of Independent Directors
Meetings and Committees of the Board
Board Leadership Structure; Role in Risk Oversight
Compensation of Directors
Nominations for Directors
Compensation Committee Interlocks and Insider Participation
Corporate Governance
Related Party Transactions
Payments to Former Directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Narrative Disclosure of Compensation Policies and Practices as they Relate to Risk Management
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Potential Payments Upon Termination or Change in Control
Conditions and Covenants
PROPOSAL 2 — TO AMEND THE FIRST AMENDED AND RESTATED SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN
Limitation on Annual “Burn Rate”
Summary of the 2005 Plan
Federal Income Tax Considerations
Equity Compensation Plan Information
Board Recommendation
PROPOSAL 3 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010
AUDIT COMMITTEE DISCLOSURE
Preapproval Policies and Procedures
Services Fees Paid to Independent Public Accounting Firm
Report of the Audit Committee
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
FORWARD LOOKING STATEMENTS
ANNUAL REPORT ON FORM 10-K
GENERAL

SWIFT ENERGY COMPANY

16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700

PROXY STATEMENT
for the

2010 ANNUAL MEETING OF SHAREHOLDERS

 Solicitation

These proxy materials are being made available to Swift Energy Company’s (“Swift Energy” or the “Company”) shareholders beginning on or about April 1, 2010.  The Board of Directors (the “Board”) of Swift Energy is soliciting your proxy to vote your shares of Swift Energy common stock at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 11, 2010, at 4:00 p.m., Houston time.  The Board is soliciting proxies to give all shareholders the opportunity to vote on the matters that will be presented at the Annual Meeting.  This proxy statement provides you with the information on these matters to assist you in voting your shares.

Availability of Proxy Materials

We are using the e-proxy rules of the U.S. Securities and Exchange Commission (“SEC”).  Accordingly, we are making this proxy statement and related proxy materials available on the Internet with the SEC’s rules that allow companies to furnish proxy materials to stockholders through a “notice and access” model using the Internet.  The “Notice and Access Rule” removes the requirement for public companies to automatically send shareholders a full hard-copy set of proxy materials and allows them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) and to provide online access to the documents.  We mailed a Notice on or about April 1, 2010, to all shareholders of record on March 19, 2010, who are the shareholders entitled to vote at the Annual Meeting.

Voting Information

What is a proxy?

A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf.  By voting your shares as instructed in the materials you received, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on your proxy card.

Who are the proxies appointed by the Board of Directors for the Annual Meeting?

The proxies for the Company appointed by the Board at a meeting held on February 9, 2010, are the following representatives of Swift Energy:

Terry E. Swift	Chairman of the Board and Chief Executive Officer
Bruce H. Vincent	President, Secretary and Director
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of Swift Energy common stock at the close of business on our record date of Friday, March 19, 2010.

How many shares of Swift Energy common stock are entitled to vote at the Annual Meeting?

As of March 19, 2010, there were 37,807,176 shares of Swift Energy common stock issued, outstanding and entitled to vote at the Annual Meeting.  Each share of Swift Energy common stock is entitled to one vote on each matter presented.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name.  There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares.  As the shareholder of record, you have the right to grant a proxy to vote your shares to the Company or another person, or to vote your shares in person at the Annual Meeting.

Beneficial Owner – If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in “street name.”  As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting.  Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted.  However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

If I am a shareholder of record, how do I vote?

You may vote using any of the following methods:

Via the Internet – You may vote by proxy via the Internet by following the instructions provided in either the Notice or proxy card.

By Telephone – You may vote by proxy by calling the number found on either the Notice or proxy card.

By Mail – If you request printed copies of the proxy materials by mail, you may vote by proxy by completing the proxy card and returning it in the envelope provided.

In Person – If you are a shareholder of record, you may vote in person at the Annual Meeting.  We will give you a ballot during the meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

You may vote using any of the following methods:

Via the Internet – You may vote by proxy via the Internet by following the instructions provided in either the Notice or voting instruction form provided by your broker, trustee or other nominee.

By Telephone – You may vote by proxy by calling the number found on either the Notice or voting instruction form provided by your broker, trustee or other nominee.

By Mail – If you request printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form provided by your broker, trustee or other nominee and returning it in the envelope provided.

In Person – If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

Can I receive more than one Notice?

Yes. If you received multiple Notices, you may hold your shares in different ways (e.g., joint tenancy, trusts or custodial accounts) or in multiple accounts.  You should vote on each Notice you receive.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of both nominees for Class II directors identified in this proxy statement, with terms to expire at the 2013 Annual Meeting of Shareholders;
Proposal 2 —	FOR the amendment of the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan; and
Proposal 3 —	FOR the ratification of the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2010.

What are my choices when voting?
Proposal 1 — You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposals 2 and 3 — You may cast your vote “for” or “against” or you may abstain with respect to each proposal.

How will my shares be voted if I do not specify how they should be voted?

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate.  If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

Proposal 1 —	FOR the election of both nominees for Class II directors identified in this proxy statement, with terms to expire at the 2013 Annual Meeting of Shareholders;
Proposal 2 —	FOR the amendment of the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan; and
Proposal 3 —	FOR the ratification of the selection of Ernst & Young LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2010.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting and are counted for quorum purposes.  For Proposal 1, the election of directors, votes withheld will have the same effect as not voting, and for other proposals, abstentions will have the same effect as a vote against the matter.  Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote and also have the same effect as not voting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.  If you submit a vote and wish to change it prior to the Annual Meeting, you may vote again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a new date, or by attending the Annual Meeting and voting by ballot at the Annual Meeting.

What vote is required to approve each proposal?

For Proposal 1, the election of directors, a plurality of the votes cast by the holders of shares entitled to vote in the election of directors is required to elect each nominee for director.  Each other proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, each proposal.

Who pays the cost of this proxy solicitation?

The cost of preparing, printing and mailing the proxy materials and soliciting proxies is paid by Swift Energy. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Swift Energy common stock as of the record date and will reimburse these entities for the costs of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares will help to avoid additional expense.

Is this proxy statement the only way the proxies are being solicited?

In addition to this solicitation by the Board, employees of Swift Energy may solicit proxies in person or by mail, delivery service, telephone or facsimile, without additional compensation.  The Company has also retained Georgeson Inc. to act as a proxy solicitor in conjunction with the Annual Meeting.  The Company has agreed to pay this firm $9,000, plus reasonable out of pocket expenses, for standard proxy solicitation services.

PROPOSAL 1 — ELECTION OF DIRECTORS

Swift Energy has three classes of directors.  Every year, each director of one class is elected to serve a three-year term or until his or her successor has been duly elected and qualified.  Mr. Greg Matiuk, an incumbent Class II director, has been nominated by the Board to stand for re-election as a Class II director. The terms of Messrs. Raymond E. Galvin and Henry C. Montgomery as Class II directors expire at the Annual Meeting, and they are not standing for re-election pursuant to the Company’s Board Succession Plan and other corporate governance policies.  Our bylaws require that Board membership is divided as equally in number as possible amongst the classes.  To fill such vacancies, Mr. Bruce H. Vincent, who is currently a Class III director, has been nominated by the Board to stand for election as a Class II director.  Directors are elected by a plurality of the shares cast by the holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present.

	Current Composition of the Board	Composition of the Board if Nominees are Elected
Class I Directors: (term to expire at 2012 annual meeting)	Clyde W. Smith, Jr. Terry E. Swift Charles J. Swindells	Clyde W. Smith, Jr. Terry E. Swift Charles J. Swindells
Class II Directors: (term to expire at 2010 annual meeting)	Raymond E. Galvin Greg Matiuk Henry C. Montgomery	Greg Matiuk Bruce H. Vincent
Class III Directors: (term to expire at 2011 annual meeting)	Deanna L. Cannon Douglas J. Lanier Bruce H. Vincent	Deanna L. Cannon Douglas J. Lanier

The biographies of each of the nominees and continuing directors below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Class II Director Nominees

Greg Matiuk, 64, has served as a director of Swift Energy since September of 2003.  After 36 years of service, Mr. Matiuk retired from ChevronTexaco Corporation in May 2003, having last served as Executive Vice President, Administrative and Corporate Services, a position he had held since 2001.  From 1998 until 2001, he was Vice President, Human Resources and Quality and, from 1996 to 1998, he served as Vice President of Strategic Planning and Quality.  Mr. Matiuk began his career at Chevron Corporation in 1967 as a production and reservoir engineer.  He holds the degree of Bachelor of Science in Geological Engineering and an Executive Master of Business Administration.  Mr. Matiuk was chosen as a nominee for the Board due to his decades of experience in various facets of the energy industry.

Bruce H. Vincent, 62, was elected as a director of Swift Energy in May 2005 and was appointed President of the Company in November 2004.  He also was appointed Secretary in February 2008 and previously served as Secretary from August 2000 until May 2005.  Mr. Vincent previously served as President of Swift Energy International, Inc. from February 2004 to May 2005, as Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management since joining the Company in 1990.  Mr. Vincent holds the degrees of Bachelor of Arts and Master of Business Administration.  Mr. Vincent was chosen as a nominee for the Board as he brings a wealth of business management experience to the Board.  He also currently serves as the Chairman of the Board of Directors of the Independent Petroleum Association of America.

The Board of Directors unanimously recommends that shareholders vote “FOR”
 all of the director nominees identified in this proxy statement to serve as directors in the Class for which they are nominated.

The persons named as proxies in these proxy materials, unless authority is withheld by a shareholder on a proxy card, intend to vote “FOR” the election of all of the nominees named in this proxy statement standing for election as Class II directors. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute selected by them, or the size of the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

BOARD OF DIRECTORS

Class I Directors

Clyde W. Smith, Jr., 61, has served as a director of Swift Energy since 1984.  Since January 2002, Mr. Smith has served as President of Ascentron, Inc., an electronics manufacturing services company.  From May 1998 until January 2002, Mr. Smith served as General Manager of D.W. Manufacturing, Inc. d/b/a Millennium Technology Services, an electronics manufacturer which was acquired by Ascentron, Inc. in January of 2002.  Mr. Smith is a Certified Public Accountant and holds the degree of Bachelor of Business Administration in Management.  We believe that Mr. Smith’s qualifications to serve on the Board include his extensive business management experience and wealth of accounting knowledge.

Terry E. Swift, 54, has served as the Chief Executive Officer of Swift Energy since May 2001, as Chairman of the Board since June 1, 2006, and as a director of the Company since May 2000.  He was President of the Company from November 1997 to November 2004, Chief Operating Officer from 1991 to February 2000, and Executive Vice President from 1991 to 1997.  Mr. Swift served in other progressive positions of responsibility since joining the Company in 1981.  He holds the degrees of Bachelor of Science in Chemical Engineering and Master of Business Administration.  He is the son of the late A. Earl Swift, founder of Swift Energy, and the nephew of Virgil N. Swift, Director Emeritus.  We believe that Mr. Swift’s qualifications to serve as a Board member include his 29 years of service with the Company, and his decades of technical oil and gas industry experience.

Charles J. Swindells, 67, has served as a director of Swift Energy since February 2006.  Ambassador Swindells is currently a Senior Advisor of Evercore Wealth Management, a unit of Evercore Partners.  He served as Vice Chairman, Western Region of U.S. Trust, Bank of America Private Wealth Management until his retirement in January 2009 and also is a director on the Board of The Greenbrier Companies, Inc., an international supplier of transportation equipment and services to the railroad industry.  Ambassador Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005.  Prior to becoming Ambassador, he was Vice Chairman of U.S. Trust Company, N.A. from 1993 until 2001.  Ambassador Swindells also served as Chairman of the Board of a non-profit board of trustees for Lewis & Clark College in Portland, Oregon from 1998 until 2001.  He holds the degree of Bachelor of Science in Political Science.  We believe that Ambassador Swindells is qualified to serve on the Board as his several years of service as an Ambassador of the United States, along with his business experience, has enabled him to bring to the Board a unique mix of political, legislative and international knowledge and experience.

Class II Directors

The biographies for the Class II director nominees are set forth above under “Proposal 1—Election of Directors”; the following directors are currently members of Class II but are not standing for re-election.

Raymond E. Galvin, 78, has served as Vice Chairman of the Board since June 1, 2006, and as a director of Swift Energy since August 2003.  From 1992 until he retired in February 1997, Mr. Galvin was President of Chevron USA Production Company.  He also served as a director of Chevron Corporation from 1995 to 1997 and as a Vice President of Chevron Corporation from 1988 to 1997.  Mr. Galvin has also served as chairman of the Natural Gas Council and the Natural Gas Supply Association.  Mr. Galvin holds the degree of Bachelor of Science in Petroleum Engineering.  We believe Mr. Galvin’s qualifications to serve on the Board include his invaluable perspective and industry-specific business acumen, and his managerial experience gained from prior positions of responsibility.

Henry C. Montgomery, 74, has served as a director of Swift Energy since 1987.  After 28 years of service, Mr. Montgomery resigned from the Board of Directors of Montgomery Professional Services Corporation, a financial management and accounting outsourcing firm that he founded.  Since 2006, he has been Chairman and Chief Executive Officer of Montgomery Pacific Outsourcing LLC, a financial management and accounting outsourcing firm with subsidiary operations in the Philippines.  Mr. Montgomery served as Chairman of the Board of Catalyst Semiconductor, Inc., which designed, developed and marketed programmable integrated circuit products, until his resignation when Catalyst merged into On Semiconductor on October 9, 2009.  Mr. Montgomery also served as Chairman of the Board of ASAT Holdings, Ltd., which packages and tests semiconductor devices.  Mr. Montgomery is a member of the boards of directors of the Honolulu Symphony Orchestra Society and the Hawaii Theatre Foundation, and he sits on the advisory board for the Miami University Center for Corporate Governance and Ethics (Oxford, Ohio).  Mr. Montgomery holds the degree of Bachelor of Arts in Economics.  We believe Mr. Montgomery is qualified to serve on the Board as he provides valuable insight to the Board from a managerial and entrepreneurial perspective, including his extensive experience from being a board member of other companies.

Class III Directors

Deanna L. Cannon, 49, has served as a director of Swift Energy since May 2004.  Ms. Cannon is a shareholder and director of Corporate Finance Associates of Northern Michigan, an investment banking firm, and holds her securities license under Corporate Finance Securities. She is also President of Cannon & Company CPA’s PLC, a privately held consulting firm.  She served Miller Exploration Company as Chief Financial Officer and Secretary from November 2001 to December 2003, as Vice President—Finance and Secretary from June 1999 to November 2001 and as a director of one of its wholly owned subsidiaries from May 2001 to December 2003.  Miller Exploration Company was a publicly held independent oil and gas exploration and production company that was acquired by Edge Petroleum Corporation in December 2003.  Previously, Ms. Cannon was employed in public accounting for 16 years.  Ms. Cannon holds a Bachelor of Science degree in Accounting and is a Certified Public Accountant.  We believe Ms. Cannon’s qualifications to serve on the Board include her wealth of accounting and financial knowledge, as well as her public company and industry-specific experience.

Douglas J. Lanier, 60, has served as a director of Swift Energy since May 2005.  Mr. Lanier retired in 2004 as Vice President of ChevronTexaco Exploration & Production Company, Gulf of Mexico Business Unit.  He began his career with Gulf Oil Company in 1972 and served in various positions until 1989, when Mr. Lanier was appointed Assistant General Manager–Production for Chevron USA Central Region in Houston.  He served in subsequent appointments until he joined Chevron Petroleum Technology Company as President in 1997.  In October of 2000, he was appointed Vice President of the Gulf of Mexico Shelf Strategic Business Unit.  Mr. Lanier holds the degree of Bachelor of Science in Petroleum Engineering and is a member of the Society of Petroleum Engineers.  Mr. Lanier was inducted into the University of Tulsa College of Engineering Hall of Fame in 2003.  We believe Mr. Lanier is qualified to serve on the Board as he is an industry veteran with decades of experience in the energy industry.

Affirmative Determinations Regarding Independent Directors and Financial Experts

The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange, Inc. (“NYSE”):  Deanna L. Cannon, Raymond E. Galvin, Douglas J. Lanier, Greg Matiuk, Henry C. Montgomery, Clyde W. Smith, Jr., and Charles J. Swindells. As Messrs. Galvin and Montgomery are not standing for re-election, five of seven directors will be independent after the 2010 Annual Meeting if the Class II nominees are elected.  These independent directors represent a majority of the Company’s Board of Directors.  Messrs. T. Swift and Vincent are not independent directors because they also serve as officers of the Company.

The Board has also determined that each member of the Audit, Compensation and Corporate Governance Committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. Further, the Board has determined that Deanna L. Cannon, Audit Committee Chair, and Henry C. Montgomery and Clyde W. Smith, Jr., members of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Board reviewed the applicable standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the independent directors. On the basis of this review, the Board made its independence and “audit committee financial expert” determinations.

Meetings of Independent Directors

At each executive session of the independent directors, the Lead Director presides. Mr. Galvin was elected as Lead Director by the independent directors in May 2006.  For purposes of Rule 303A.03 of the NYSE Listed Company Manual, the term “independent directors” is equivalent to “non-management directors.”  As previously noted, Mr. Galvin’s term will end at the 2010 Annual Meeting and he will not stand for re-election.  As such, it is expected that a new Lead Director will be appointed by the Board of Directors to begin service after the Annual Meeting.

Meetings and Committees of the Board

The Board has established the following standing committees:  Audit, Compensation, Corporate Governance and Executive Committees. Descriptions of the membership and functions of these committees are set forth below.  The following chart identifies the committees upon which each member of the Board serves, the chairs of the committees, and the number of meetings and actions by consent by the Board and the committees during 2009:

	Board of Directors	Audit	Compensation	Corporate Governance	Executive

Number of meetings held in 2009	10	4	3	4	1
Number of actions by consent in 2009	3	0	0	0	0

Terry E. Swift	C				C
Deanna L. Cannon	M	C		M
Raymond E. Galvin	VC			M	M
Douglas J. Lanier	M		M		M
Greg Matiuk	M		M	C
Henry C. Montgomery	M	M	M
Clyde W. Smith, Jr.	M	M	C
Charles J. Swindells	M		M	M
Bruce H. Vincent	M

C	= Chair
VC	= Vice Chairman
M	= Member

Due to Messrs. Galvin and Montgomery completing their Board service at the 2010 Annual Meeting, the Corporate Governance Committee and the full Board will modify membership on the committees to take effect after the Annual Meeting.

During 2009, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of all committees of the Board on which he or she served.

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of “audit committee financial expert” as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Ms. Cannon and Messrs. Montgomery and Smith qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the NYSE Listed Company Manual and the rules of the SEC. A report of the Audit Committee appears later in this proxy statement.  Ms. Cannon (Committee Chair) and Messrs. Montgomery and Smith are members of the Audit Committee.

Compensation Committee. The Compensation Committee discharges the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its affiliates and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of Swift Energy, competitive practices, and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee also evaluates and approves any amendment, subject to shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under SEC rules and the NYSE’s listing standards. The Board has determined that all members are independent as defined by the NYSE listing standards or rules of the SEC and NYSE. The report of the Compensation Committee is included below. Messrs. Smith (Committee Chair), Lanier, Matiuk, Montgomery and Swindells are members of the Compensation Committee.

Corporate Governance Committee. The Corporate Governance Committee identifies individuals qualified to become directors and nominates candidates for directorships and also recommends to the Board the membership for each of the Board’s committees. This committee may consider nominees recommended by shareholders upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. The Corporate Governance Committee develops, monitors and recommends to the Board corporate governance principles and practices applicable to Swift Energy. The committee also assists management of the Company in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s conflicts of interest policy. The Corporate Governance Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the rules of the SEC. Messrs. Matiuk (Committee Chair), Galvin and Swindells and Ms. Cannon are members of the Corporate Governance Committee and, as determined by the Board, all are independent as defined in the NYSE listing standards and rules of the SEC.

Executive Committee. The Executive Committee is authorized to act for the Board at times when it is not convenient for the full Board to act as an assembled board, except where full Board action is required by applicable law. Any action taken by the Executive Committee is required to be reported at the next full Board meeting. Messrs. T. Swift (Committee Chair), Galvin and Lanier are members of the Executive Committee.

Board Leadership Structure; Role in Risk Oversight

Under Swift Energy’s bylaws, the Board of Directors may choose the same person to serve as the Chairman of the Board and the Company’s Chief Executive Officer.  The Board believes that the Chief Executive Officer bears the primary responsibility for managing the day-to-day business of Swift Energy, and is best informed about the Company’s overall strategic direction, which makes him the best person to lead the Company’s Board of Directors and ensure that key strategic business and governance issues are considered by the Board.  Swift Energy’s Board of Directors has appointed Mr. Terry E. Swift to serve in both of these positions.  Mr. T. Swift has served as the Chief Executive Officer of Swift Energy since May 2001, as Chairman of the Board since June 1, 2006, and as a director of the Company since May 2000.  The Board believes that having Mr. T. Swift fill both roles remains the best leadership structure for Swift Energy at this time.

The full Board is responsible for general oversight of enterprise risk concerns inherent in our business.  At each Board meeting the Board receives reports from members of our senior management that help the Board assess the risks we face in the conduct of our business.  Members of our senior technical staff frequently make presentations to the Board about current and planned exploration and development activities that may subject us to operational and financial risks.  In addition, the Audit Committee reviews at least annually with our internal auditors and independent accountants the effectiveness of our internal controls over financial reporting, which controls are designed to address risks specific to financial reporting.  Through the Company’s independent Audit, Compensation, and Corporate Governance committees, Swift Energy has established processes for the effective oversight of critical issues, such as integrity of our financial statements, corporate governance, executive compensation, and selection of directors and director nominees.

Compensation of Directors

In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors, including for service on Board committees.  The Compensation Committee (in consultation with an independent compensation consultant) recommends annual retainer and meeting fees for non-employee directors and for service on Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board of Directors for approval subject to shareholder approval, if required.  Directors who are also employees of the Company receive no additional compensation for service as directors.  The following table shows compensation for non-employee directors for 2009:

Annual Board Retainer	$35,000
Meeting Fee	$2,500	(1)
Annual Committee Retainer	$5,000	(2)
Committee Premiums:
Audit Committee Chair	$15,000	(3)
Compensation Committee Chair	$10,000	(4)
Corporate Governance Committee Chair	$8,000	(4)
Executive Committee Member	$8,000
Lead Director Premium	$8,000
Annual Restricted Stock Grant Value	$120,000	(5)

(1)	Annual meeting fee paid per meeting for a minimum of five meetings.
(2)	Annual fee for serving on one or more committees.
(3)	Annual fee for a minimum of four meetings.
(4)	Annual fee for a minimum of two meetings.
(5)
Number of restricted shares to be determined, based on the closing stock price on the day after the annual meeting.  Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date, and subject to a one-year service restriction, restrictions on all shares lapse when a director ceases to be a member of the Board.

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Deanna L. Cannon	$60,000	$120,128	$—	$—	$—	$—	$180,128
Raymond E. Galvin	$68,500	$120,128	$—	$—	$—	$—	$188,628
Douglas J. Lanier	$60,500	$120,128	$—	$—	$—	$—	$180,628
Greg Matiuk	$60,500	$120,128	$—	$—	$—	$—	$180,628
Henry C. Montgomery	$60,000	$120,128	$—	$—	$—	$—	$180,128
Clyde W. Smith, Jr.	$62,500	$120,128	$—	$—	$—	$—	$182,628
Charles J. Swindells	$52,500	$120,128	$—	$—	$—	$—	$172,628

(1)
The amounts in columns (c) and (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during that year.  Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	No perquisites are included in this column as to any director, as in the aggregate perquisites for any director during 2009 did not exceed $10,000.

Nominations for Directors

 Identifying Candidates

The Corporate Governance Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination.  It is the Committee’s policy to consider recommendations of potential candidates from current directors and shareholders.  Shareholders’ nominations for directors must be made in writing and include the name, age, business and residence address of the recommended nominee, the class and number of shares, if any, of Swift Energy stock which are beneficially owned by the recommended nominee, and any other information required to be disclosed in the Company’s proxy statement by rules promulgated by the SEC.  Additionally, the recommendation must include the name and address of the shareholder, the number of shares of the Company’s stock that the shareholder beneficially owns, and the period for which the shareholder has held such shares.  Nominations must be addressed as follows and received no later than March 14, 2011, and no earlier than February 10, 2011, in order to be considered for the next annual election of directors:

Corporate Governance Committee Chair Swift Energy Company c/o Office of the Corporate Secretary 16825 Northchase Drive, Suite 400 Houston, Texas 77060

 Qualifications

The Board codified standards for directors in the Board's Principles of Corporate Governance. These principles provide that the Board should encompass a diverse range of talent and perspectives, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company's operations and interests. The Principles of Corporate Governance also provide that at all times a majority of the Board must be "independent directors" as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board.  The Corporate Governance Committee has not established a specific minimum or maximum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

The Company’s Principles for Corporate Governance require that each director:

•	understand Swift Energy’s business and the marketplaces in which it operates;

•	regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;

•	review the materials provided in advance of meetings and any other materials provided to the Board from time to time;

•
monitor and keep abreast of general economic, business and management news and trends, as well as developments in Swift Energy’s competitive environment and Swift Energy’s performance with respect to that environment;

•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;

•
be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and

•	be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company.

We have not adopted a specific policy with respect to diversity; however, the Corporate Governance Committee considers principles of diversity as a factor in evaluating nominees to recommend for service on our Board.  As part of the Board’s succession planning and annual self-assessment process, the Board reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short- and longer-term. The Board’s succession planning requires the Corporate Governance Committee and the Board to assesses the skill areas currently represented on the Board and those skill areas represented by directors expected to retire or leave the Board in the near future against the target skill areas established annually by the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Board then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company's industry, financial or technological expertise, experience in situations comparable to the Company's, leadership experience and relevant geographical experience. The effectiveness of the Board's diverse mix of skills and experiences is also considered and reviewed as part of each Board self-assessment.

 Nomination of Candidates

In determining whether to nominate a candidate, either from an internally generated or shareholder recommendation, the Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs.  The Corporate Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee of the Board consisted of Messrs. Smith, Lanier, Matiuk, Montgomery and Swindells, all of whom are independent directors.  To the Company’s knowledge, there are no compensation committee interlocks involving members of the Compensation Committee or other directors of the Company.

Corporate Governance

Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that requires officers, directors, employees and certain consultants of the Company to submit annual disclosure statements regarding their compliance with the Company’s conflict of interest policy.  A management representation letter is provided to the Corporate Governance Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflicts of interest. Based on this assessment and further discussion with management, the Corporate Governance Committee then directs management on what additional action, if any, the Committee determines is necessary to be undertaken with regard to any potential or actual conflict of interest or related party transaction.

The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement, and each such person is asked to reaffirm and re-acknowledge that they have reviewed and refreshed their knowledge of the provisions of the Code of Ethics and Business Conduct and will comply with such Code. They also reaffirm their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct.  In addition, all officers, directors, employees and consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy.  A copy of the Insider Trading Policy is also redistributed in connection with this requirement.

Each of the Audit, Compensation and Corporate Governance Committees has a charter.  Each such charter is reviewed annually by the applicable committee, and all of the charters are reviewed by the Corporate Governance Committee.  The committee charters, the Board-adopted Principles of Corporate Governance for the Company and the Code of Ethics and Business Conduct are applicable to all employees, directors and consultants and are posted on the Company’s website at www.swiftenergy.com.  The committee charters, Principles of Corporate Governance and Code of Ethics and Business Conduct are also available in print, without charge, to any shareholder who requests a copy.  Requests should be directed to the Company’s Investor Relations Department at 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

In addition, the Code of Ethics for Senior Financial Officers and Principal Executive Officer, as adopted by the Board, is posted on Swift Energy’s website, where the Company also intends to post any waivers from or amendments to this Code of Ethics.

Related Party Transactions

We receive research, technical writing, publishing, and website-related services from Tec-Com Inc., a corporation located in Knoxville, Tennessee, and controlled and majority owned by the aunt of the Company’s Chairman of the Board and Chief Executive Officer. This relationship is presented to the Corporate Governance Committee each year in the annual disclosure statement process as described above in “Board of Directors—Corporate Governance.”  We paid approximately $0.6 million to Tec-Com for such services pursuant to the terms of the contract between the parties in 2009, $0.7 million in 2008 and $0.6 million in 2007. The contract was renewed June 30, 2007, on substantially the same terms as the previous contract and expires June 30, 2010. We believe that the terms of this contract are consistent with unrelated third party arrangements for similar services.

The Company has not adopted a formal related party transaction policy.  As a matter of corporate governance policy and practice, related party transactions are presented and considered by the Corporate Governance Committee of the Company’s Board of Directors.  See discussion set forth above under “Board of Directors—Corporate Governance.”

 Payments to Former Directors

The Board of Directors maintains a policy that the Board reviews from time to time relating to post-retirement director compensatory agreements. The policy provides for agreements or arrangements with former directors, including consulting services, in instances in which a majority of the independent directors of the Board agree that an individual former director has specific expertise that the Board and management agree is of material benefit to the Company. Any agreements with former directors currently in effect or about to expire will be reviewed in accordance with this policy.

Mr. Virgil Swift served as a director from 1981 until the annual meeting of shareholders on May 10, 2005, at which time he was given the honorary title of Director Emeritus.  As this is an honorary distinction, no compensation is paid to Mr. V. Swift as Director Emeritus.  The full Board concluded that the service of Mr. V. Swift, due to his extensive experience with Swift Energy and the oil and gas industry, was an invaluable asset to the Company, and thus a consulting agreement was entered into with this former director.  As such, Mr. V. Swift regularly attends Board and Committee meetings. Mr. V. Swift received compensation during 2009 pursuant to a consulting agreement which has been in effect since July 2000 and was renewed on similar terms effective July 1, 2006.  On February 25, 2009, Mr. V. Swift’s consulting agreement was further amended to reduce his current monthly payment to approximately $4,800 per month commencing in May 2009 (a 10% reduction).  Pursuant to such agreement and amendments, Mr. V. Swift provides advisory services to key employees, officers and directors, and as otherwise requested by the Chairman of the Board and Chief Executive Officer, or by the President.  The monthly payment will increase by four percent (4%) per year as a result of an annual inflation provision.  The consulting agreement is terminable by either party without cause upon two weeks’ written notice.  Upon a change of control during the term of the consulting agreement, all outstanding stock options held by Mr. V. Swift will become 100% vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning the shareholdings as of March 1, 2010, (unless otherwise indicated), with respect to each person, to the Company’s knowledge, who beneficially owned more than five percent of the Company’s outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	3,330,600	(1)	8.8%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,879,220	(2)	7.6%
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	2,250,661	(3)	6.0%
Wells Fargo and Company 420 Montgomery Street San Francisco, California 94104	2,105,887	(4)	5.6%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,963,091	(5)	5.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,669,984	(6)	4.4%

(1)
Based on a Schedule 13G dated February 12, 2010, FMR LLC is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G), holds sole voting power as to 6,700 shares and sole dispositive power as to all shares owned.

(2)
Based on a Schedule 13G dated January 20, 2010, BlackRock, Inc. is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G) and holds sole voting and dispositive power as to all shares owned.

(3)
Based on a Schedule 13G dated January 25, 2010, EARNEST Partners, LLC, is parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G), holds sole voting power as to 805,401 shares, shared voting power as to 457,760 shares and sole dispositive power as to all 2,690,075 shares.

(4)
Based on a Schedule 13G dated January 20, 2010, Wells Fargo and Company is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E), holds sole voting power as to 1,780,306 shares, shared voting power as to 1,201 shares, sole dispositive power as to 2,052,045 shares and shared dispositive power as to 2,305 shares.

(5)
Based on a Schedule 13G dated February 10, 2010, Dimensional Fund Advisors LP (“Dimensional”) is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 1,926,365 shares and sole dispositive power as to 1,963,091 shares.  Dimensional disclaims beneficial ownership of all such securities.

(6)
Based on a Schedule 13G dated February 1, 2010, The Vanguard Group, Inc. is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 50,810 shares, sole dispositive power as to 1,619,174 shares and shared dispositive power as to 50,810 shares.

Security Ownership of Management

The following table sets forth information concerning the shareholdings, as of March 1, 2010, (unless otherwise indicated), of the members of the Board, the Chief Executive Officer, the Chief Financial Officer, the three most highly compensated executive officers other than the CEO and CFO, and all executive officers and directors as a group:

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1) (# of shares)		Percent of Class

Terry E. Swift	Chairman of the Board and Chief Executive Officer	448,471		1.2%
Deanna L. Cannon	Director	27,120			(2)
Raymond E. Galvin	Director	54,510			(2)
Douglas J. Lanier	Director	26,510			(2)
Greg Matiuk	Director	29,010			(2)
Henry C. Montgomery	Director	34,884			(2)
Clyde W. Smith, Jr.	Director	39,331	(3)(4)		(2)
Charles J. Swindells	Director	16,330			(2)
Bruce H. Vincent	Director, President, and Secretary	306,371			(2)
Alton D. Heckaman, Jr.	Executive Vice President and Chief Financial Officer	223,161			(2)
Robert J. Banks	Executive Vice President and Chief Operating Officer	85,739			(2)
James P. Mitchell	Senior Vice President—Commercial Transactions and Land	63,666			(2)
All executive officers and directors as a group (15 persons)		1,580,223		4.1%

(1)
Unless otherwise indicated below, the persons named have sole voting and investment power, or joint voting and investment power with their respective spouses, over the number of shares of the common stock of the Company shown as being beneficially owned by them.

(2)	Less than one percent.
(3)	Mr. Smith disclaims beneficial ownership as to 1,000 shares held in a Roth IRA for the benefit of Mr. Smith’s son.
(4)	Mr. Smith holds 5,000 shares in a margin account.

EXECUTIVE OFFICERS

The Board appoints the executive officers of the Company annually. Information regarding Terry E. Swift, Chief Executive Officer, and Bruce H. Vincent, President, is set forth previously in this proxy statement under “Board of Directors.”  Set forth below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.

Robert J. Banks, 55, was appointed Executive Vice President and Chief Operating Officer in February 2008, prior to which appointment he served as Vice President―International Operations & Strategic Ventures since 2006.  Mr. Banks has also served as Vice President―International Operations of the Company’s subsidiary, Swift Energy International, since he joined the Company in 2004.  Mr. Banks has held senior-level positions and led international units for Vanco Energy Company, Mosbacher Energy Company, Kuwait Foreign Petroleum Company and Santa Fe International Corporation.  Mr. Banks holds the degree of Bachelor of Science.

Alton D. Heckaman, Jr., 53, was appointed Executive Vice President of Swift Energy in November 2004 and Chief Financial Officer in August 2000.  He previously served as Senior Vice President—Finance from August 2000 until November 2004 and served in other progressive positions of responsibility since joining the Company in 1982.  He is a Certified Public Accountant and holds the degrees of Bachelor of Business Administration in Accounting and Master of Business Administration.

James M. Kitterman, 65, was appointed Senior Vice President—Operations of Swift Energy in May 1993.  He had previously served as Vice President—Operations since joining the Company in 1983.  Mr. Kitterman holds the degrees of Bachelor of Science in Petroleum Engineering and Master of Business Administration.

James P. Mitchell, 55, was appointed Senior Vice President―Commercial Transactions and Land in February 2003.  He previously served as Vice President―Land and Property Transactions from December 2001 to February 2003 and Vice President―Land from 1996 to 2001.  He served in other progressive positions of responsibility since joining the Company in 1987.  Mr. Mitchell holds the degree of Bachelor of Arts in History and Business Law.

Barry S. Turcotte, 39, was promoted on December 14, 2009, to Vice President and Controller, and he serves as the Company’s principal accounting officer under SEC guidelines.  Mr. Turcotte joined Swift Energy Company in 2001 and was promoted to Assistant Controller in 2005, a position he held until his recent promotion.  He has over seventeen years of experience in the accounting profession, both in public accounting firm practice and in the energy industry.  Mr. Turcotte is a Certified Public Accountant and holds both a Bachelor of Business Administration in Accounting and a Masters of Business Administration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

 Compensation Philosophy and Objectives

Swift Energy Company is committed to being a premier oil and gas company and top-tier performer by creating value through sustainable, efficient growth in reserves and production and by contributing to the country’s energy security. Our executive compensation program is based on a pay-for-performance philosophy and is designed to align the interests of our Officers with those of our stockholders and to support the long-term business objectives and corporate values that steer success.  The competition for geoscientists, petroleum engineers and other talented employees remains strong, and we believe it is imperative to maintain highly competitive compensation programs to attract and retain quality personnel.

During 2008, the Compensation Committee of the Board of Directors (within this section, the “Compensation Committee” or “Committee”) engaged Towers Perrin (presently Towers Watson following the Towers Perrin and Watson Wyatt merger), a global professional services firm, to serve as its independent compensation consultant and report directly to the Committee.  During 2009, we continued our relationship with our independent compensation consultant, and they provided the Committee with comparative data on executive compensation and compared the Company’s annual and long-term programs to those of Company peers. During 2009, Towers Perrin did not provide any services to Swift Energy other than executive and Board compensation consulting.

As described in our proxy statement last year, our executive compensation program design was significantly revised at the beginning of 2009, primarily as it relates to determining annual cash bonuses and long-term equity incentives.  In redesigning our executive compensation program design, the Committee requested our independent compensation consultant to provide an assessment of our executive officer compensation program, and this assessment was one of the primary tools used to both evaluate executive management’s recommended compensation program and in the Committee’s approval of the revised program design.

As further described below, Our Named Executive Officers were each rewarded with an incentive cash bonus and long-term equity incentive awards for achievements of the Corporate Performance Criteria and Individual Performance Criteria set for 2009.  In summary, the Company was able to successfully execute its financial and operational strategic plans for 2009, achieve Total Shareholder Return of approximately 43% for the year ended December 31, 2009, and improve overall in Health Safety and Environmental initiatives.  In comparing 2008 to 2009, the primary reason for the increase in total compensation of our CEO in 2009 is due to his recommendation in 2008 to the Compensation Committee that he not receive an incentive cash bonus for 2008 given the worldwide recession occurring at that time (even though he was eligible for an award based on certain Company achievements in 2008) and the Committee made the decision to accept his recommendation.

 Leadership Structure

•
SEC regulations require disclosure regarding the compensation of Named Executive Officers.  For this proxy statement, the Chief Executive Officer, President, Executive Vice President and Chief Financial Officer (EVP & CFO), Executive Vice President and Chief Operating Officer (EVP & COO), and Senior Vice President—Commercial Transactions and Land (SVP-CTL) comprise the Named Executive Officers.

•	At the time of filing this proxy statement, we have thirteen officers, including the Named Executive Officers, and these thirteen individuals are referred to as “Officers” herein.

•	Our compensation program described below is the same for all Officers.

•	Although our Officers are responsible for specific business functions, together they share responsibility for the performance of the Company.

•	Compensation for a Career at Swift Energy

•	It is our objective to attract and retain for a career the best talent available.

•
It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders.

•	We have an experienced executive team that has served Swift Energy for many of the Company’s 30 years.

▪
Our CEO has 29 years of service with the Company, our President, 20 years, and our CFO 28 years; the average length of service for our executive officers (referenced on page [INSERT PAGE NUMBER]) is 19 years.

 Timing of Setting and Reviewing Performance Criteria

•
At the beginning of 2009 in preparation for the February 2009 Compensation Committee and Board meetings, the executive management team (the CEO, President, and CFO) prepared a recommended compensation program for 2009 for all Officers based on current and long-term business objectives, benchmarking and peer data, internal tally sheets (see “Use of Analytical Tools and Peer Data”), and held discussions with our independent compensation consultant at the request of the Compensation Committee.

▪	The recommendation sets out the Company’s Corporate Performance Criteria (described below) that would be used to gauge 2009 performance.

▪	The recommendation also sets out the Individual Performance Criteria (described below) that would be used to gauge 2009 individual performance.

•
At the February 2009 Committee meeting, the CEO, with the President and CFO present, presented the recommendation to the Committee for all Officers in light of current and long-term business strategies.

▪	The CEO did not participate in the Committee’s discussion of the compensation program as it relates to the CEO.

▪
The Committee members, having the ultimate responsibility of reviewing and recommending the compensation program to the Board of Directors, deliberated amongst themselves as to the recommendation as to all Officers.

▪	The Committee also reviewed all peer, market and internal data used in preparing the recommendation.

▪	After deliberation and discussion, the Committee made changes to the proposal and then recommended the compensation program for 2009 to the Board of Directors for approval.

•
In late 2009 and early 2010, in preparation for the Committee’s evaluation of 2009 performance and compensation, the Committee Chairman requested that the independent compensation consultant review the executive management team’s recommendations to the Committee for Officer salary adjustments, annual incentive cash bonus amounts, and long-term equity incentive awards based on the results of Corporate Performance Criteria and Individual Performance Criteria and its internal database of compensation levels, structures and trends, so that the consultant would be in a position to advise the Committee regarding those recommendations.

•
At the February 2010 Committee meeting, the Committee reviewed the recommendations presented by the executive management team regarding the Company’s performance as compared to the 2009 Corporate Performance Criteria and each Officer’s Individual Performance Criteria, discussed those recommendations with the independent compensation consultant, deliberated amongst themselves and with other Board members, and approved the annual incentive cash bonus and long-term equity incentive award amounts for 2009 performance discussed later in this Compensation Discussion and Analysis.

 How Performance is Evaluated for Compensation Decisions

•
Our Compensation Committee reviews and evaluates the Corporate Performance Criteria (described below), as well as each Officer’s Individual Performance Criteria (described below) in its determination of actual annual incentive cash bonuses and long-term equity incentive awards.

▪
Our Committee uses quantitative formulas only as a tool to measure one aspect of performance and does not use formulas to determine compensation; nor do they assign weights to the factors they consider; rather, our Committee’s decisions reflect their judgment taking all factors into consideration.

▪
The Committee’s determinations are based on subjective evaluations of the actual performance against the Corporate Performance Criteria, Individual Performance Criteria, and benchmarking information, with assistance from our independent compensation consultant.

 Corporate Performance Criteria

•
Corporate Performance Criteria consist of financial and operating measures set at the beginning of each year; multiple measures are used to ensure that no single aspect of performance is driven in isolation.

▪
In order to ensure that our Officers advance multiple corporate strategies and objectives in parallel, versus emphasizing or weighting one or two at the expense of others, formula based performance assessments are not used.

▪	Each measure receives consideration and review as part of the overall corporate performance review.

•	Financial Measures

▪	Relative Total Shareholder Return – represents the percentage change in our stock price from one period to another.

-
We believe comparing shareholder return to that of our peer group (defined below) is a tangible measure of performance; however, it is not a perfect measure because it can be affected by factors beyond management’s control and by extrinsic market conditions unrelated to actual performance.

▪	Implementation of Financial Plan – represents our progress in implementing our financial plan over a particular performance period.

-
This measure is evaluated continuously by our Board of Directors throughout the year at regular Board meetings and also during specific meetings that provide current and prospective financial strategies, financial results, and business controls and other areas of general financial performance.

-	Operating Measures

▪	Implementation of Strategic Plan – represents our progress in implementing our strategic plan over a particular performance period.

-
This measure is evaluated continuously by our Board of Directors throughout the year at regular Board meetings and also during specific meetings that provide current and prospective operations strategies, operating results, and other areas of general operating performance.

▪
Health, Safety and Environment – represents our progress in being good stewards and protecting the health and safety of our employees and services providers, as well as all affected individuals that live and work in the communities where we operate.  We also seek to preserve the environmental quality of the environmental resources we manage.

-	This measure is evaluated continuously by our Board of Directors throughout the year at regular Board meetings and also during specific meetings.

 Individual Performance

•	Individual Performance Criteria is the primary measure used to evaluate an Officer’s personal performance.

▪
An Officer’s personal performance must be high in all key performance areas for the Officer to receive a superior evaluation and, as such, outstanding performance in one area will not cancel out poor performance in another.

▪	Each Officer is expected to be committed to achieving our Vision and Mission.

•	As part of Individual Performance Criteria, each Officer develops individual performance goals relative to his or her position and organizational responsibilities at the beginning of each year.

▪	These individual goals are required to be directly related to our business objectives.

▪	Officers’ (other than the CEO’s) individual goals are discussed with and approved by the CEO.

▪	The CEO’s goals are developed by the CEO and are discussed with and approved by the Committee.

•
Individual Performance for each of our Officers is generally reviewed by another Officer on a “one up” basis (CEO reviews President, CFO reviews Treasurer, etc.), and our CEO’s individual performance is reviewed by the entire Board.

 Principal Elements of Compensation

 Base Salary

•	Base Salary provides our Officers with a base level of income.

•	Salary levels are based on an Officer’s responsibility, performance assessment, and career experience.

•
We have historically set base salaries for our Officers at the median of the third quartile (for 2009, the 66th percentile) of the competitive market to attract and retain the best talent, and base salary adjustments are made from time to time as a result of our review of market data.

•
Salary decisions directly affect the level of other compensation components such as annual cash bonus and long term incentives, as the target for these awards are generally a percentage of base salary, which adds another performance component to these annual award amounts.

•
Base salaries also directly affect the level of retirement and/or separation benefits for our Named Executive Officers as each of our Named Executive Officer’s employment agreements provide for post-termination payments based on salary level.  As a result, the level of retirement/separation benefit is indirectly performance-based.

 Annual Incentive Cash Bonus

•	Annual incentive cash bonuses can be highly variable depending on the annual financial and operating results.

•	Each Officer’s actual annual incentive cash bonus will be based on the Committee’s subjective evaluation of performance of Corporate Performance Criteria and Individual Performance Criteria.

•	To qualify for participation in the Company’s annual incentive cash bonus plan, each Officer must:

▪	be a full-time Officer of Swift Energy or one of its subsidiaries on the date of the award;

▪	meet a minimum acceptable level of Individual Performance Criteria as determined by the Compensation Committee; and

▪	be approved by the Committee and the CEO (other than for himself).

•	A violation of our Code of Ethics and Business Conduct could result in reduction or elimination of an Officer’s annual incentive cash bonus, as well as termination of employment.

•	The Committee also considers a number of other factors, including external competitive bonus data and the marketplace for talent (See “Use of Analytical Tools and Peer Data”).

•	The Committee does not set a performance target minimum or maximum for annual incentive cash bonuses.

•	During February of 2009, the Committee set the 2009 incentive cash bonus targets for Officers at the following levels:

Position	2009 Target as Percentage of Base Salary
CEO	100%
President	90%
Executive Vice President & CFO	90%
Executive Vice President & COO	90%
Senior Vice President	60%
Vice President	50%
Other Officers	50%

 Long Term Equity Incentives

•	We believe our long-term equity incentive awards are a critical element in the mix of compensation.

•	These awards tie compensation of Officers to long-term increases in Swift Energy’s stock price and therefore align the interests of Officers with those of our stockholders.

▪	Stock option awards align the interests of Officers with those of our stockholders by putting the value of stock options “at risk” to stock price appreciation.

▪	Restricted stock awards serve as an important retention tool because they are subject to vesting based on service. Restricted stock awards are prevalent among our peers.

▪
The Committee considers the appropriate mix of long-term equity incentives for Officers to be 50 percent stock options and 50 percent restricted stock, which is the same percentage allocation that has been used since restricted stock was added to our long-term equity incentive program in 2004.  This mix is used to balance the dual objectives of tying compensation to stock appreciation and providing a retention incentive for our Officers.

•
The Committee bases long-term equity incentive on its evaluation of the Corporate Performance Criteria and the Individual Performance Criteria with special emphasis on performance that currently contributes, or is expected to contribute, to long-term corporate objectives.

•	As with the other primary components of compensation, the Committee considers competitive data when granting long-term incentive awards (see “Use of Analytical Tools and Peer Data”).

•	The Committee does not set a performance target minimum or maximum for annual long-term equity incentive awards.

•	During February of 2009, the Committee set the 2009 long-term equity incentive targets (for awards to be made to Officers in February 2010) at the following:

Position	2009 Target as Percentage of Base Salary
CEO	250%
President	200%
Executive Vice President & CFO	150%
Executive Vice President & COO	150%
Senior Vice President	125%
Vice President	100%
Other Officers	100%

•	The Committee grants equity awards to Officers at the Committee’s regular February meeting.

•	The exercise price of any stock options granted is the closing price reported on the NYSE on the date of the meeting (set a year in advance) at which the Committee approves the grants.

 Post-employment Benefits

•
During November 2008, we amended existing employment agreements with five Officers which had been in place since 1995 (in one instance since 1999) and entered into a new employment agreement with one Officer; thus providing each Named Executive Officer with an employment agreement.

•	Each amended or new employment agreement provides for an initial three-year term which is automatically extended for one year on each anniversary date of the agreement.

•
Based upon different termination scenarios, these agreements provide for payment of certain amounts, acceleration of certain equity awards and continuation of life and health insurance benefits for various periods of time  (see “—Potential Payments Upon Termination or Change in Control—Computation of Payments” for details of the various scenarios as they apply to each Named Executive Officer).

▪	The Committee believes that the terms of the Named Executive Officers’ employment agreements are reasonable and competitive with similar agreements used by our peers.

•
After a detailed study of similar plans of our peers, we adopted the Swift Energy Company Change of Control Severance Plan (the “Change of Control Severance Plan”) in November 2008, in which all employees (including Officers) are participants.

▪
The Change of Control Severance Plan was adopted to minimize the loss or distraction of employees of the Company and its subsidiaries to the detriment of the Company and its shareholders in connection with the possibility of a change of control of the Company.

▪	Our Change of Control Severance Plan is a double-trigger plan and benefits are only payable if there is both a Change of Control and a qualified employment termination.

▪
Each Named Executive Officer’s employment agreement enhances certain payment amounts and other benefits provided in the Change of Control Severance Plan, which is more fully explained below (see “—Potential Payments Upon Termination or Change in Control—Computation of Payments” for details of the various scenarios as they apply to each Named Executive Officer).

-	The Committee based its determination of the amounts payable to Named Executive Officers in the event of a qualified termination following a change of control on a study of peer programs.

-	The five amended agreements had existing Change of Control terms that were modified slightly under the amended agreements.

 Other Benefits

•	We offer a limited number of perquisites to our executives.

▪	Overall, the Committee believes that these benefits are significantly more limited than prevailing market practices in the industry, but are reasonable supplements to our total compensation program.

▪	During 2009, no Named Executive Officer had perquisites exceeding $10,000.

▪	By the terms of our Named Executive Officers’ employment agreements, each officer may be reimbursed up to $7,500 for third-party fees related to financial planning and tax preparation.

▪	We also provide certain insurance benefits, including term life, supplemental life, voluntary life, and accidental death and dismemberment coverage, which are available to all full-time employees.

-	From time to time, we have provided and paid for universal life insurance for our Officers. During 2009, the Company did not pay any premiums for this coverage.

▪	The Named Executive Officers are occasionally provided with tickets to local sporting or cultural events, which are primarily used for business entertainment or provided to other

▪	Officers or key employees; occasionally, these tickets are provided to local non-profit organizations for use.

▪	Officers and employees also have access to Company vehicles on a limited, as-needed and approved basis.

▪	Spousal travel is generally available in connection with Board meetings and special oil and gas industry functions which specifically promote or advance the business purpose of Swift Energy.

•	Each Officer is eligible to participate in the Company’s 401(k) plan and Employee Stock Ownership Plan, both of which are available to all of our employees.

 Use of Analytical Tools and Peer Data

As is common practice in our industry, the Committee used various tools to facilitate the compensation decisions made for 2009:

•
The Committee reviews internal tally sheets prepared by our Human Resource Department for each Officer that show the individual elements of compensation, including benefits, which also reflect the full cost of compensation for each Officer.

▪
The overall purpose of the tally sheets is to bring together, in one place, all of the elements of our Officer’s compensation so that the Committee can analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation.

▪	The tally sheets are used to gauge total compensation for each Officer against publicly available data for comparable positions at comparable companies.

•
We operate in a highly competitive environment for talented executive leadership; therefore, we believe it is necessary and appropriate to benchmark our executive compensation against that of peer group companies to enhance our ability to attract and retain executives.

▪
Unrelated to the Committee’s engagement of the independent compensation consultant, we participated in the 2009 Towers Perrin Oil & Gas Compensation Survey, at no cost to Swift Energy, and the results of this survey were also used as a benchmarking tool.

▪	Our Committee believes that benchmarking should be just that—a point of reference for measurement—but not the determinative factor for our Officers’ compensation.

▪
The purpose of this comparison is not to supplant the analyses of Corporate and Individual Performance Criteria that the Committee considers when making compensation decisions.  Comparison to peer market data is used solely for background information to make subjective judgment about how our overall compensation program and its components compare to those our peers.

•
Peer market data is not used in any formulaic or statistical manner to determine executive management’s compensation program recommendation or Committee decisions. As described previously, we engaged an independent compensation consultant to review our compensation program, and the results of their analysis presented to the Committee contains peer market data from SEC filings and other data the consultant collects from various sources.

•	We have developed our peer group over time, and our executive team has worked with the independent compensation consultant to select representative companies appropriate to compare our business against. Peer market data was collected from the following companies:

Berry Petroleum Cabot Oil & Gas Clayton Williams Energy Comstock Resources Denbury Resources Energy Partners Forest Oil	Mariner Energy McMoRan Exploration Newfield Exploration Petrohawk Energy Petroquest Energy Pioneer Natural Resources Plains Exploration & Production	Quicksilver Resources Range Resources Southwestern Energy St. Mary Land & Exploration Stone Energy Ultra Petroleum

 Compensation Committee’s Review of Corporate Performance Criteria

At our February 2010 Compensation Committee meeting, the Compensation Committee and full Board reviewed our Company performance against the 2009 Corporate Performance criteria, and the following summarizes their in-depth review of the information used in making their compensation decisions for 2009 performance.

The stated objective for Total Shareholder Return was to exceed the median and strive for the top quartile for the one-year period ending December 31, 2009. For this period, the Total Shareholder Return was approximately 43%, which resulted in Swift Energy being at the median of its peer group.  Like each member of the peer group, Swift Energy’s stock price decreased with the worldwide recession beginning in the second half of 2008, and ultimately closed under $5 per share in early March 2009 for the first time in approximately 20 years.  From the beginning of March 2009 to the end of the year, our shareholder return was approximately 286%, which places Swift Energy in the 90th percentile of its peers for this ten-month period.

These shareholder return results are evidence of the market’s recognition of management’s execution of the Company’s financial and operational strategic plans.  With respect to financial strategic plans, the Company had a stated objective of achieving Cash Flow per Share (CFPS) in the $4.00 to $4.80 range, and surpassed this goal with CFPS of $6.73 for 2009.  In implementing Swift Energy’s financial strategies, the Company completed the largest equity offering in its 30 year history during the third quarter of 2009, selling 6.21 million shares of common stock at $18.50 per share.  The successful timing and execution of this offering is highlighted by the minimal dilution of the share price following the offering, especially when compared to the dilution following other equity offerings in 2009 by industry competitors.  Swift Energy also completed a successful debt refinancing in November 2009 with issuance of $225 million of 8-7/8% senior notes due 2020, used to redeem our $150 million of 7-5/8% senior notes due 2011.  As to Swift Energy’s stated objective to maintain a bank debt level in the $180-$230 million range, the Company achieved this by having average bank debt level for 2009 of approximately $160 million.  Even if Swift Energy had not executed the debt and equity offerings described above, the Company’s cash flow from operations would have reduced the debt level by $50 million and achieved the stated objective.  In addition, Swift Energy accomplished two successful borrowing base re-determinations under the Company’s revolving line of credit during unprecedented volatile economic times and kept good relations with its ten member bank group, which remained unchanged during this difficult financial climate.  Because of these accomplishments in 2009, Swift Energy is well positioned financially to implement our strategic plans for 2010.

The basis of any financial success is linked to operating results, and during 2009 Swift Energy had several operating accomplishments that helped the Company exit 2009 with great momentum into 2010.  Swift Energy had a stated 2009 objective to achieve production in the range of 8,800-9,200 MBoe, and we achieved this objective with 2009 production of approximately 9,100 MBoe.  Swift Energy surpassed its stated 2009 objective for proven reserves of 104,000-112,000 MBoe at year-end by ending 2009 with approximately 113,000 MBoe of proven reserves. The Company also exceeded its stated 2009 objective for probable reserves by approximately 30%.

On the cost side, the Company reduced controllable lease operating expense per Boe to $7.90, which is better than the stated 2009 objective of $8.00-$9.00 per Boe.  This was attained primarily by decreasing controllable lease operating expense $19.8 million as compared to full year 2008 levels by implementing several costs savings projects, which may also create savings for years in to the future.

In 2009, Swift Energy grew its asset portfolio by expanding its AWP Olmos and Eagle Ford acreage positions, as well as adding high value Olmos and Eagle Ford acreage in other South Texas areas.  In this area, the Company also successfully brought an industry partner into a partial interest in a portion of Swift Energy’s Eagle Ford acreage under attractive terms.  While Swift Energy has been an active driller in the AWP field for over 20 years, operations personnel have continued to increase their understanding of the latest technology, which led to significant improvements in the efficiencies of the Company’s horizontal drilling program in this area.  The Compensation Committee recognized that this added resource play, coupled with legacy assets, places Swift Energy with its most promising opportunity set in the Company’s 30 year history.

Lastly, as to Swift Energy’s Health Safety and Environmental performance initiatives for 2009, the Company celebrated one year with no Lost Time Accidents for employees or contractors, a celebrated milestone.  In addition, the Company’s Health, Safety and Environmental professionals significantly improved incident reporting and also conducted an in-depth trend analysis study resulting in critical data as to how Swift Energy can continue to be an industry leader in stewardship.  This type of analysis and tracking helped Swift Energy better understand and educate its employees on health and safety issues, which ultimately led Swift Energy to having decreased HSE incidents across the board (OSHA recordable, Non-OSHA recordable, other reportable incidents) in 2009.

 The Committee’s Determinations of Salary Adjustments and Incentive Awards

 Salary Increases

As noted in our proxy statement last year, due to the economic climate beginning in the latter half of 2008, we implemented a salary freeze during 2008 that continued through 2009.  At the February 2009 salary review, our Compensation Committee, supported by our management team, froze Officer salaries at their current levels.  At the February 2010 salary review, our Compensation Committee increased salaries 3% for the CEO, President, Executive Vice President and Chief Financial Officer, and Senior Vice President—Commercial Transactions and Land,—and increased salaries of our Executive Vice President and Chief Operating Officer by 6%.  Because each Named Executive Officer achieved his Individual Performance Criteria, each was eligible for higher base salary increases; however, the Compensation Committee determined that only modest salary increases were in order since the economic climate in our industry, while beginning to stabilize, was still uncertain and the Company wanted to continue to monitor overall general and administrative expenses.  Our Executive Vice President and Chief Operating Officer’s 6% increase was primarily due to a review of market data and our objective to target base salaries at the median of the third quartile (the 66th percentile) of the competitive market.

 Cash Bonuses

In the same spirit of the base salary freeze last year, four of our five Named Executive Officers (the CEO, President, Executive Vice President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer) did not receive an annual incentive cash bonus for 2008 performance based on the economic climate at that time, even though each was eligible for an award based on certain Company achievements in 2008, and our Senior Vice President—Commercial Transactions and Land, also a Named Executive Officer, received a annual cash bonus significantly less than his target for similar reasons.  For 2009 performance, as noted in our Summary Compensation Table, all Named Executive Officers received an annual incentive cash bonus. Our CEO, President, Executive Vice President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer each received annual incentive bonuses of 135% of their annual cash incentive bonus target set by the Compensation Committee, which equates to the CEO receiving an annual incentive cash bonus of 135% of his 2009 base salary and the President, Executive Vice President and Chief Operating Officer, and the Executive Vice President and Chief Financial Officer each receiving 122% of their 2009 base salaries.  Our Senior Vice President –Commercial Transactions and Land, received an annual incentive cash bonus of 90% of his target bonus or 54% of his base salary.  Each of these bonuses was awarded primarily based on the Committee’s review of the Corporate Performance Criteria and each Named Executive Officer’s Individual Performance Criteria.  As it relates to our four executive officers, the Committee awarded bonuses over the 2009 annual bonus target.  These award levels were also based, in part, on discussions with our independent compensation consultants regarding industry trends and competitive compensation data.  In addition to these discussions with Towers Watson, the Compensation Committee determined that the overall Corporate and Individual performance levels warranted awards above the target levels due to the high level of achievement.

 Long Term Equity Incentives

During February 2010, each of our Named Executive Officers was awarded long-term equity incentive grants based on the Committee’s review of Corporate Performance Criteria and Individual Performance Criteria.  As described above, our Committee utilizes a 50/50 mix of restricted stock and stock options when awarding long term incentives to our Officers.  Based on the Committee’s review of performance as described above, our Named Executive Officers’ long-term incentive amounts as a percentage of 2009 annual long term incentive target were:

•	Chief Executive Officer – 151%

•	President – 152%

•	EVP & Chief Financial Officer – 164%

•	EVP & Chief Operating Officer – 185%

•	SVP—Commercial Transactions & Land – 96%

The Committee sought advice from its independent compensation consultant regarding current industry trends and practices regarding long-term incentive compensation and considered this information in light of the Company’s long-term incentive structures.  Based upon market data provided by the independent compensation consultant and discussion and consideration, the Committee decided to award long-term equity incentives in the amounts stated above, for the following reasons:

•
The independent compensation consultant advised the Committee that most energy peer companies make long-term incentive awards annually.  The performance aspect of these awards is then reflected in future stock price changes.

•
The Committee determined that considering the external circumstances in the economy and in our industry, the Named Executive Officers executed our financial and operating strategic plans during highly uncertain economic times.

•
The Committee believes that the Board should provide sufficient incentive for the Officers to grow the Company’s assets and add value for all shareholders, thereby aligning the Officer’s interests with those of our shareholders.

•
The Committee believes providing long-term equity incentive awards for the Officers will reward appreciation in our common stock and shareholder return, and that the equity awards would become most valuable if our stock price increased, which ultimately is a result of executing Swift Energy’s long-term objectives and strategies.

 Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four other most highly compensated Officers, not including the chief executive officer.  Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m).  These requirements include that the compensation to be paid upon attainment of performance goals that are determined by a board’s compensation committee comprised solely of two or more outside directors, shareholder approval of the performance goals, and compensation committee certification that the goals have been met.  Stock options and SARs generally qualify as “performance-based compensation.”  Other awards, grants, or bonuses will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above meeting specified performance criteria and complying with Section 162(m) of the Code, including related regulations.  Restricted stock awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

 Narrative Disclosure of Compensation Policies and Practices as they Relate to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not named executive officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking.  We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.

 Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders of Swift Energy.

Clyde W. Smith, Jr. (Chair) Douglas J. Lanier Greg Matiuk Henry C. Montgomery Charles J. Swindells

 Summary Compensation Table

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three most highly compensated executive Officers of the Company other than the CEO and CFO for the fiscal years ended December 31, 2007, December 31, 2008, and December 31, 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Change in Pension and Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)(3)(4)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)

Terry E. Swift Chairman of the Board and Chief Executive Officer	2009	$609,000		$—	$851,746	$529,821	$822,150	$—	$13,660		$2,826,377
	2008	$609,000		$—	$1,136,423	$675,284	$0	$—	$164,771	(5)	$2,585,478
	2007	$580,000		$—	$1,030,476	$703,525	$724,249	$—	$37,841		$3,076,091

Alton D. Heckaman, Jr. Executive Vice President and Chief Financial Officer	2009	$406,600		$—	$303,462	$188,634	$494,019	$—	$13,660		$1,406,375
	2008	$406,600		$—	$514,199	$581,124	$0	$—	$136,969	(5)	$1,639,892
	2007	$380,000		$—	$430,452	$367,122	$287,012	$—	$28,122		$1,492,708

Bruce H. Vincent President and Secretary	2009	$476,700		$—	$533,624	$331,692	$579,191	$—	$13,660		$1,934,867
	2008	$476,700		$—	$769,138	$937,415	$0	$—	$25,235		$2,208,488
	2007	$454,000		$—	$634,808	$464,547	$472,921	$—	$42,322		$2,068,598

Robert J. Banks Executive Vice President and Chief Operating Officer	2009	$360,000		$—	$255,084	$158,250	$437,400	$—	$13,660		$1,224,394
	2008	$360,000		$—	$414,816	$237,218	$0	$—	$21,247		$1,033,281
	2007	$300,000		$—	$347,840	$237,259	$142,660	$—	$31,699		$1,059,458

James P. Mitchell Senior Vice President—Commercial Transactions and Land	2009	$333,900		$—	$174,454	$108,243	$180,306	$—	$13,660		$810,563
	2008	$333,900	$		$250,618	$138,905	$52,957	$—	$23,756		$800,136
	2007	$315,000	$		$247,836	$167,318	$189,989	$—	$36,064		$956,207

(1)
The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during that year.   Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal years ended December 31, 2007, December 31, 2008, and December 31, 2009, included in the Company’s Annual Report on Forms 10-K for the years ended December 31, 2007, December 31, 2008, and December 31, 2009, respectively.

(2)	Amounts in column (g) for 2007, 2008 and 2009 include amounts earned during 2007, 2008 and 2009, but paid in 2008, 2009 and 2010, respectively.
(3)	Includes all other compensation items (column (i)) for each of 2007, 2008, and 2009 not reportable in columns (c) through (h):
			Swift	Heckaman	Vincent	Banks	Mitchell

	Savings Plan Contributions*	2009	$12,250	$12,250	$12,250	$12,250	$12,250
		2008	$11,500	$11,500	$11,500	$11,500	$11,500
		2007	$11,250	$11,250	$11,250	$11,250	$11,250

	Life Insurance Premiums**	2009	$—	$—	$—	$—	$—
		2008	$—	$—	$—	$—	$—
		2007	$16,324	$9,828	$19,471	$13,196	$17,144

	Tax Reimbursement for Life Insurance Premiums***	2009	$—	$—	$—	$—	$—
		2008	$10,374	$6,245	$12,374	$8,386	$10,895
		2007	$7,780	$4,557	$9,114	$4,766	$5,183

	Contributions to Employee Stock Ownership Plan Account****	2009	$1,410	$1,410	$1,410	$1,410	$1,410
		2008	$1,361	$1,361	$1,361	$1,361	$1,361
		2007	$2,487	$2,487	$2,487	$2,487	$2,487
	*		Company contributions to the Named Executive Officer’s Swift Energy Company Employee Savings Plan account (100% in Company common stock).
	**		Insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officer.
	***		Amount paid to the Named Executive Officer as a tax reimbursement with respect to the life insurance premiums paid in the preceding year for the Named Executive Officer.
	****		Company contributions (100% in Company common stock) to the Named Executive Officer’s Swift Energy Company Employee Stock Ownership Plan account.
(4)	No perquisites are included in this column as to any Named Executive Officer, as in the aggregate perquisites for any Named Executive Officer during each of 2007, 2008 and 2009 did not exceed $10,000.
(5)
Includes a one-time payment in 2008 to each of Messrs. Swift and Heckaman of $141,536 and $117,863, respectively, representing amounts of Company contributions to a 401(k) plan for their years of service prior to the Company having a 401(k) plan.

 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the options granted during the year ended December 31, 2009, to each Named Executive Officer listed in the Summary Compensation Table:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)

Terry E. Swift	02/10/2009	—	—	—	—	—	—	58,100	(1)	—		$—	$851,746
	02/10/2009	—	—	—	—	—	—	—		83,700	(1)	$14.66	$529,821
Alton D. Heckaman, Jr.	02/10/2009	—	—	—	—	—	—	20,700	(1)	—		$—	$303,462
	02/10/2009	—	—	—	—	—	—	—		29,800	(1)	$14.66	$188,634
Bruce H. Vincent	02/10/2009	—	—	—	—	—	—	36,400	(1)	—		$—	$533,624
	02/10/2009	—	—	—	—	—	—	—		52,400	(1)	$14.66	$331,692
Robert J. Banks	02/10/2009	—	—	—	—	—	—	17,400	(1)	—		$—	$255,084
	02/10/2009	—	—	—	—	—	—	—		25,000	(1)	$14.66	$158,250
James P. Mitchell	02/10/2009	—	—	—	—	—	—	11,900	(1)	—		$—	$174,454
	02/10/2009	—	—	—	—	—	—	—		17,100	(1)	$14.66	$108,243

(1)
Amount shown reflects number of restricted shares or stock options granted to the Named Executive Officer during 2009 pursuant to the 2005 Plan.  Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.  Stock options become exercisable over a three-year period in equal installments on each anniversary of the grant date and expire ten years from the grant date.

 Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information about stock options and restricted stock outstanding at December 31, 2009, for each Named Executive Officer listed in the Summary Compensation Table:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)	(j)

Terry E. Swift Stock Options	647	—		—	$35.04	02/20/2011	—	—		—	—
	1	—		—	$30.47	05/08/2011	—	—		—	—
	4,002	—		—	$16.96	02/04/2012	—	—		—	—
	16,000	—		—	$13.84	11/04/2013	—	—		—	—
	15,600	—		—	$25.18	11/08/2014	—	—		—	—
	15,240	10,160	(2)	—	$44.24	02/08/2016	—	—		—	—
	13,640	20,460	(2)	—	$43.48	02/06/2017	—	—		—	—
	7,560	30,240	(2)	—	$43.21	02/11/2018	—	—		—	—
	—	83,700	(3)	—	$14.66	02/10/2019	—	—		—	—
Reload Stock Options	9,869	—		—	$28.97	02/07/2010	—	—		—	—
	2,008	—		—	$44.33	02/18/2010	—	—		—	—
	8,330	—		—	$43.48	02/20/2011	—	—		—	—
	4,458	—		—	$51.21	02/20/2011	—	—		—	—
	29,749	—		—	$51.21	05/08/2011	—	—		—	—
	5,297	—		—	$51.21	02/04/2012	—	—		—	—
	3,821	—		—	$28.97	11/04/2013	—	—		—	—
	2,546	—		—	$43.48	11/04/2013	—	—		—	—
	2,162	—		—	$51.21	11/04/2013	—	—		—	—
	3,011	—		—	$43.48	11/08/2014	—	—		—	—
	2,556	—		—	$51.21	11/08/2014	—	—		—	—
Restricted Stock	—	—		—	—	—	3,600	$86,256	(4)	—	—
	—	—		—	—	—	7,900	$189,284	(4)	—	—
	—	—		—	—	—	17,534	$420,115	(4)	—	—
	—	—		—	—	—	58,100	$1,392,076	(4)	—	—
Alton D. Heckaman, Jr. Stock Options	10,000	—		—	$35.04	02/20/2011	—	—		—	—
	7,000	—		—	$30.47	05/08/2011	—	—		—	—
	5,000	—		—	$13.84	11/04/2013	—	—		—	—
	3,400	—		—	$25.18	11/08/2014	—	—		—	—
	6,600	4,400	(2)	—	$44.24	02/08/2016	—	—		—	—
	5,720	8,580	(2)	—	$43.48	02/06/2017	—	—		—	—
	3,420	13,680	(2)	—	$43.21	02/11/2018	—	—		—	—
	—	29,800	(3)	—	$14.66	02/10/2019	—	—		—	—
Reload Stock Options	2,489	—		—	$34.41	02/07/2010	—	—		—	—
	1,210	—		—	$35.05	02/07/2010	—	—		—	—
	238	—		—	$38.41	02/07/2010	—	—		—	—
	225	—		—	$44.33	02/18/2010	—	—		—	—
	752	—		—	$49.98	02/28/2010	—	—		—	—
	2,459	—		—	$57.80	05/14/2010	—	—		—	—

	3,322	—		—	$33.01	08/01/2010	—	—		—	—
	6,752	—		—	$49.98	08/01/2010	—	—		—	—
	4,218	—		—	$50.01	08/01/2010	—	—		—	—
	1,772	—		—	$49.41	02/20/2011	—	—		—	—
	250	—		—	$49.41	05/08/2011	—	—		—	—
	7,390	—		—	$60.17	05/08/2011	—	—		—	—
	1,474	—		—	$62.01	05/08/2011	—	—		—	—
	1,925	—		—	$39.64	02/04/2012	—	—		—	—
	1,796	—		—	$40.57	02/04/2012	—	—		—	—
	827	—		—	$45.15	02/04/2012	—	—		—	—
	1,321	—		—	$31.40	11/11/2012	—	—		—	—
	216	—		—	$38.41	11/11/2012	—	—		—	—
	571	—		—	$43.58	11/11/2012	—	—		—	—
	562	—		—	$44.24	11/11/2012	—	—		—	—
	1,545	—		—	$36.22	11/04/2013	—	—		—	—
	866	—		—	$43.58	11/04/2013	—	—		—	—
	1,010	—		—	$47.92	11/04/2013	—	—		—	—
	2,076	—		—	$49.70	11/04/2013	—	—		—	—
	628	—		—	$49.98	11/04/2013	—	—		—	—
	2,221	—		—	$57.80	11/08/2014	—	—		—	—
Restricted Stock	—	—		—	—	—	1,180	$28,273	(4)	—	—
	—	—		—	—	—	3,300	$79,068	(4)	—	—
	—	—		—	—	—	7,934	$190,099	(4)	—	—
	—	—		—	—	—	20,700	$495,972	(4)	—	—
Bruce H. Vincent Stock Options	407	—		—	$30.47	05/08/2011	—	—		—	—
	11,577	—		—	$13.84	11/04/2013	—	—		—	—
	10,800	—		—	$25.18	11/08/2014	—	—		—	—
	10,020	6,680		—	$44.24	02/08/2016	—	—		—	—
	8,440	12,660	(2)	—	$43.48	02/06/2017	—	—		—	—
	5,120	20,480	(2)	—	$43.21	02/11/2018	—	—		—	—
	—	52,400	(3)	—	$14.66	02/10/2019	—	—		—	—
Reload Stock Options	1,103	—		—	$46.66	02/07/2010	—	—		—	—
	8,648	—		—	$47.08	02/21/2010	—	—		—	—
	4,011	—		—	$60.17	05/16/2010	—	—		—	—
	828	—		—	$62.09	05/21/2010	—	—		—	—
	2,746	—		—	$47.92	08/01/2010	—	—		—	—
	2,653	—		—	$49.61	08/01/2010	—	—		—	—
	4,673	—		—	$57.80	02/20/2011	—	—		—	—
	2,790	—		—	$60.17	02/21/2011	—	—		—	—
	4,002	—		—	$57.80	05/08/2011	—	—		—	—
	8,518	—		—	$60.80	05/08/2011	—	—		—	—
	2,453	—		—	$62.09	05/08/2011	—	—		—	—
	583	—		—	$43.58	02/04/2012	—	—		—	—
	2,987	—		—	$47.67	02/04/2012	—	—		—	—

	915	—		—	$51.84	02/04/2012	—	—		—	—
	340	—		—	$64.87	02/04/2012	—	—		—	—
	762	—		—	$43.58	11/11/2012	—	—		—	—
	2,134	—		—	$46.66	11/11/2012	—	—		—	—
	640	—		—	$51.84	11/11/2012	—	—		—	—
	3,483	—		—	$47.67	11/04/2013	—	—		—	—
	1,673	—		—	$49.61	11/04/2013	—	—		—	—
	94	—		—	$62.09	11/05/2013	—	—		—	—
	914	—		—	$64.87	06/18/2017	—	—		—	—
Restricted Stock	—	—		—	—	—	1,500	$35,940	(4)	—	—
	—	—		—	—	—	4,867	$116,613	(4)	—	—
	—	—		—	—	—	11,867	$284,333	(4)	—	—
	—	—		—	—	—	36,400	$872,144	(4)	—	—
Robert J. Banks Stock Options	7,000	—		—	$16.16	02/06/2014	—	—		—	—
	4,100	—		—	$25.18	11/08/2014	—	—		—	—
	2,700	1,800	(2)	—	$44.24	02/08/2016	—	—		—	—
	4,600	6,900	(2)	—	$43.48	02/06/2017	—	—		—	—
	2,740	10,960	(2)	—	$43.21	02/11/2018	—	—		—	—
	—	25,000	(2)	—	$14.66	02/10/2019	—	—		—	—
Restricted Stock	—	—		—	—	—	560	$13,418	(4)	—	—
	—	—		—	—	—	2,667	$63,901	(4)	—	—
	—	—		—	—	—	6,400	$153,344	(4)	—	—
	—	—		—	—	—	17,400	$416,904	(4)	—	—
James P. Mitchell Stock Options	4,000	—		—	$13.84	11/04/2013	—	—		—	—
	2,040	—		—	$25.18	11/08/2014	—	—		—	—
	4,260	2,840	(2)	—	$44.24	02/08/2016	—	—		—	—
	3,280	4,920	(2)	—	$43.48	02/06/2017	—	—		—	—
	1,660	6,640	(2)	—	$43.21	02/11/2018	—	—		—	—
	—	17,100	(2)	—	$14.66	02/10/2019	—	—		—	—
Restricted Stock	—	—		—	—	—	700	$16,772	(4)	—	—
	—	—		—	—	—	1,900	$45,524	(4)	—	—
	—	—		—	—	—	3,867	$92,563	(4)	—	—
	—	—		—	—	—	11,900	$285,124	(4)	—	—

(1)
Amount reflects the aggregate market value of unvested restricted shares at December 31, 2009, which equals the number of unvested restricted shares in column (g) multiplied by the closing price of the Company’s common stock at December 31, 2009 ($23.96).

(2)	Stock options become exercisable in five equal installments each year beginning on the first anniversary of the grant date.
(3)	Stock options become exercisable in three equal installments each year beginning on the first anniversary of the grant date.
(4)	Restrictions on restricted shares lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table includes information regarding stock options exercised and restricted stock vested for the Named Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)

Terry E. Swift	0	$0	26,100	$401,731
Alton D. Heckaman, Jr.	0	$0	11,013	$169,020
Bruce H. Vincent	0	$0	16,134	$247,388
Robert J. Banks	0	$0	7,461	$113,562
James P. Mitchell	0	$0	6,167	$95,176

(1)	Amount reflects value realized by multiplying the number of shares of restricted stock vesting by the market value on the vesting date.

 Potential Payments Upon Termination or Change in Control

The table below and the discussion that follows reflect the amount of compensation payable to each Named Executive Officer upon death, permanent disability, change of control, or other termination under each Named Executive Officer’s employment agreements and the Company’s Change of Control Severance Plan and equity compensation plans.  The amounts shown assume that such termination was effective December 31, 2009.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

				Equity Acceleration(2)
	Cash Payments		Benefit Cost(1)	Stock Options	Restricted Stock	Total

Terry E. Swift
Death	$4,293,450		$16,740	$778,410	$2,087,731	$7,176,331
Disability	$4,293,450		$58,174	$778,410	$2,087,731	$7,217,765
Change of Control	$4,293,450		$37,064	$778,410	$2,087,731	$7,196,655
Senior Officer Tenure(3)	$2,862,300		$41,434	$778,410	$2,087,731	$5,769,875
Termination by Employee without Good Reason	$1,431,150		$24,694	$778,410	$—	$2,234,254
Termination by Employee for Good Reason or by the Company without Cause	$4,293,450		$58,174	$778,410	$2,087,731	$7,217,765

Alton D. Heckaman, Jr.
Death	$2,701,857		$16,740	$227,140	$793,411	$3,789,148
Disability	$2,701,857		$51,678	$227,140	$793,411	$3,824,086
Change of Control	$2,701,857		$30,568	$227,140	$793,411	$3,802,976
Senior Officer Tenure (3)	$1,801,238		$34,938	$227,140	$793,411	$2,906,727
Termination by Employee without Good Reason	$900,619		$18,198	$227,140	$—	$1,195,957
Termination by Employee for Good Reason or by the Company without Cause	$2,701,857		$51,678	$227,140	$793,411	$3,824,086

Bruce H. Vincent
Death	$3,167,673		$16,740	$487,320	$1,309,031	$4,980,764
Disability	$3,167,673		$61,321	$487,320	$1,309,031	$5,025,345
Change of Control	$3,167,673		$40,211	$487,320	$1,309,031	$5,004,235
Senior Officer Tenure (3)	$2,111,782		$44,581	$487,320	$1,309,031	$3,952,714
Termination by Employee without Good Reason	$1,055,891		$27,841	$487,320	$—	$1,571,052
Termination by Employee for Good Reason or by the Company without Cause	$3,167,673		$61,321	$487,320	$1,309,031	$5,025,345

Robert J. Banks
Death	$1,993,500		$22,320	$232,500	$647,567	$2,895,887
Disability	$1,993,500		$57,836	$232,500	$647,567	$2,931,403
Change of Control	$2,482,887	(4)	$39,516	$232,500	$647,567	$3,402,470
Senior Officer Tenure (3)	$1,196,100		$35,516	$232,500	$647,567	$2,111,683
Termination by Employee without Good Reason	$—		$—	$—	$—	$—
Termination by Employee for Good Reason or by the Company without Cause	$1,993,500		$57,836	$232,500	$647,567	$2,931,403

James P. Mitchell
Death	$1,309,723		$15,120	$159,030	$440,073	$1,923,946
Disability	$1,309,723		$47,384	$159,030	$440,073	$1,956,210
Change of Control	$1,309,723		$36,264	$159,030	$440,073	$1,945,090
Senior Officer Tenure (3)	$785,834		$32,264	$159,030	$440,073	$1,417,201
Termination by Employee without Good Reason	$392,917		$20,924	$159,030	$—	$572,871
Termination by Employee for Good Reason or by the Company without Cause	$1,309,723		$47,384	$159,030	$440,073	$1,956,210

(1)	Includes payment of insurance continuation as provided in employment agreement and the Change of Control Severance Plan.
(2)	Includes value of option spread and full value awards upon accelerated vesting of equity grants at $23.96 per share (closing price on December 31, 2009).
(3)
Termination by employee upon achieving "Senior Officer Tenure," which requires that the one-year anniversary of the Named Executive Officer's Employment Agreement has occurred, the Named Executive Officer has reached the age of 55 years or older, and the Named Executive Officer has been employed by the Company for a minimum of ten years.  The Named Executive Officer must meet the conditions for Senior Officer Tenure and provide at least six months' written notice to the Company of his intention to terminate his employment.

(4)	Amount includes a $489,387 gross-up reimbursement payment for amounts Mr. Banks would owe in taxes pursuant to Section 4999 of the Internal Revenue Code.

 Computation of Payments

Under the employment agreements (amended and/or new) executed November 4, 2008, the Company’s compensation plans and the Company’s Change of Control Severance Plan, in the event of termination of employment of a Named Executive Officer, the Named Executive Officer would receive the payments, accelerations and benefits described below.  If you desire, please refer to each of these documents for specific provisions, which are exhibits to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2008, filed November 6, 2008.  All of our employment agreements and compensation arrangements have been drafted to comply with Section 409A of the Internal Revenue Code, principally by deferring amounts payable upon termination for at least six months.  In each scenario, “Annual Compensation Amount” (referred to as “ACA” below) is the Named Executive Officer’s annual base salary, plus the highest of his annual cash bonuses paid in the last 36 months:

•	Death

▪	Cash Payment:
	Named Executive Officer	Amount
	Messrs. T. Swift, Vincent and Heckaman	3 x ACA
	Messrs. Banks and Mitchell	2.5 x ACA
▪	Acceleration of vesting and exercisability of all equity awards
▪	Health Insurance for dependents for 12 months

•	Disability, by Employee for Good Reason, or by Company Without Cause

▪	Cash Payment:
	Named Executive Officer	Amount
	Messrs. T. Swift, Vincent and Heckaman	3 x ACA
	Messrs. Banks and Mitchell	2.5 x ACA
▪	Acceleration of vesting and exercisability of all equity awards
▪	Health Insurance:
	Named Executive Officer	Coverage
	Messrs. T. Swift, Vincent and Heckaman	30 months
	Messrs. Banks and Mitchell	24 months
▪	Life Insurance for 12 months

•	Change of Control

▪	Cash Payment:
	Named Executive Officer	Amount
	Messrs. T. Swift, Vincent and Heckaman	3 x ACA
	Messrs. Banks and Mitchell	2.5 x ACA
▪	Reimbursement for amounts due pursuant to Section 4999 of the Internal Revenue Code
▪	Acceleration of vesting and exercisability of all equity awards
▪	Health Insurance for 12 months
▪	Life Insurance for 12 months
▪	Outplacement services up to $4,000

•	By Employee Upon 60 Days’ Notice Without Good Reason

▪	Cash Payment:
	Named Executive Officer	Amount
	Messrs. T. Swift, Vincent and Heckaman	1 x ACA
	Mr. Mitchell	.75 x ACA
▪	Acceleration of vesting of stock options (exercisability dates remain the same)
▪	Health Insurance:
	Named Executive Officer	Coverage
	Messrs. T. Swift, Vincent and Heckaman	6 months
	Mr. Mitchell	3 months
▪	Life Insurance for 12 months

•
By Employee Upon Achieving Senior Officer Tenure, which requires reaching the age of 55, being employed by the Company for at least ten years and providing six months’ advance notice after November 1, 2009

▪	Cash Payment:
	Named Executive Officer	Amount
	Messrs. T. Swift, Vincent and Heckaman	2 x ACA
	Messrs. Banks and Mitchell	1.5 x ACA
▪	Acceleration of vesting of stock options (exercisability dates remain the same)
▪	Acceleration of restricted stock, subject to meeting certain service requirements
▪	Health Insurance:
	Named Executive Officer	Coverage
	Messrs. T. Swift, Vincent and Heckaman	18 months
	Messrs. Banks and Mitchell	12 months
▪	Life Insurance for 12 months

 Conditions and Covenants

Each Named Executive Officer must also observe a noncompete provision in his employment agreement.  Based on the terms of the employment agreement, the covenant not to compete provision would in no event be effective for longer than three years following the termination of a Named Executive Officer.

A Named Executive Officer will not receive compensation under his employment agreement if the Company terminates the Named Executive Officer for Cause.  Cause is defined in the employment agreement generally as commission of fraud against the Company, willful refusal, without proper legal cause to faithfully and diligently perform the Named Executive Officer’s duties as directed or breach of the confidentiality provision of the employment agreement.

PROPOSAL 2 — TO AMEND THE FIRST AMENDED AND RESTATED SWIFT ENERGY COMPANY 2005 STOCK COMPENSATION PLAN

 The shareholders are being asked to approve an amendment to the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan (the “2005 Plan”) that would increase the number of shares of the Company’s common stock available for award under the 2005 Plan by 1,250,000 shares.  The 2005 Plan is intended as an incentive to encourage stock ownership by certain officers, employees and directors of the Company so that they may acquire or increase their proprietary interest in the success of the Company and Subsidiaries, and to encourage continued service to the Company.  The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

The oil and gas industry has experienced robust conditions in recent years.  Despite the recent downturn in commodity prices, the competition for geoscientists, petroleum engineers and other talented employees has remained strong, especially in the regions in which we operate. We believe that it is imperative that we maintain highly competitive compensation programs to attract and retain quality personnel. The Company anticipates that it will, as a general matter, grant restricted stock and/or options on an annual basis, although future grant awards and grant recipients have not been determined.  Therefore, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2005 Plan cannot be determined at this time.  Because of the intense competition in the industry for qualified oil and gas personnel, the Company granted shares of restricted stock across the board to all of the Company’s employees, including officers, in each of the last three years.

An aggregate of 900,000 shares of the Swift Energy common stock was reserved for awards under the 2005 Plan when the plan was approved by shareholders at the 2005 Annual Meeting.  At succeeding Annual Meetings, the Company’s shareholders approved increases in the shares available under the 2005 Plan by an aggregate of 3,200,000 shares.  As of December 31, 2009, 1,429,044 shares were still available for awards under the 2005 Plan, which represents approximately 3.8% of the Company’s issued and outstanding shares as of such date.  During February 2010, the Company granted 246,000 stock options and 341,500 restricted stock awards to all officers and several key employees of the Company.  These grants reduced the available shares by 737,760 shares when taking into account that the pool of shares is reduced by one share for every stock option that is granted, and is reduced by 1.44 shares for every restricted stock award that is granted.  As of February 28, 2010, taking the awards granted in 2010 into account, the Company had: (1) 716,799 shares available to cover awards granted under the Plan, (2) 899,449 stock option awards outstanding with a weighted average exercise price of $33.50 and a weighted average remaining term of 8.3 years, and (3) 763,567 restricted stock awards outstanding.

The 2005 Plan was amended and restated in November 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  On December 31, 2009, 295 individuals were eligible to participate in the 2005 Plan.

Copies of the 2005 Plan as filed with the SEC may be obtained through the SEC’s website at www.sec.gov.  The 2005 Plan appears as Exhibit 10.24 to the Company’s Form 10-K for the year ended December 31, 2009.  The 2005 Plan may also be obtained without charge by writing to the Company at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: Secretary, or calling (281) 874-2700 or (800) 777-2412.

 Limitation on Annual “Burn Rate”

 In order to address potential shareholder concerns regarding the number of options, stock appreciation rights or stock awards we intend to grant in a given year, our Compensation Committee commits that for the next three fiscal years (beginning on January 1, 2010) we will not grant under our 2005 Plan awards covering a number of shares of common stock that in the aggregate is greater than an annual average of 2.62% of the number of shares of our common stock that we believe will be outstanding over such three-year period. Solely for purposes of calculating the burn rate, the number of shares deemed to be covered by awards granted in a year will be determined as follows:

•	each share subject to a stock option or stock appreciation right will be counted once, and
•	each share of restricted stock, or share covered by a restricted stock unit or other “full value” award will be counted one and one-half times (equivalent to 1.5 shares).

 Summary of the 2005 Plan

The 2005 Plan authorizes the Company to grant various awards (“Awards”) to directors, Officers and all employees of the Company or its subsidiaries, including incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), “reload” options (“Reload Options”), stock appreciation rights (“SARs”), restricted stock grants (“Restricted Stock Grants”), restricted unit grants (“Restricted Unit Grants”) and performance bonus awards (“Performance Bonus Awards”).  Terms used but not defined in this summary have the same meanings as defined in the 2005 Plan.

Administration. The Compensation Committee of the Board has sole authority to construe and interpret the 2005 Plan, to select participants (“Participants”), to grant Awards and to establish the terms and conditions of Awards.  The Compensation Committee is allowed to give the Company’s Chief Executive Officer specifically limited written authority to grant Awards to new employees.

Eligibility. Any employee of the Company or its subsidiaries, including any Officer or employee-director, any consultant, and the non-employee directors of the Company, are eligible to receive various Awards under the 2005 Plan.

Shares Subject to 2005 Plan.  As of May 12, 2009, the date the shareholders last approved a share increase to the 2005 Plan, the maximum number of shares of common stock in respect of which Awards could be granted under the 2005 Plan (the “Plan Maximum”) was 4,100,000 shares in a “fungible pool” of shares, plus shares covered by previous Awards granted prior to May 11, 2005, the effective date of the 2005 Plan, under any prior long-term incentive plan which Awards are forfeited or cancelled.  That pool of shares is reduced by one share for every stock option that is granted and is reduced by 1.44 shares for every “full-value” Award that is granted.  “Full-value” Awards consist of Restricted Stock Grants, Restricted Unit Grants and SARs.  Thus, if only stock options are granted, options covering up to 4,100,000 shares may be granted; if only “full-value” Awards are granted, Awards covering only 2,847,222 shares may be granted. If both stock options and “full-value” Awards are granted under the 2005 Plan, the number of shares which can be covered by Awards will fall somewhere between these two numbers, depending upon the ultimate mix of stock options and “full-value” Awards that are granted under the 2005 Plan.  ISOs cannot be granted under the 2005 Plan covering more than 875,000 shares (“ISO Limit”). The reserved share numbers (and the share numbers constituting the Plan Maximum, ISO Limit, and Named Executive Officer limits) are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation, or other change in capitalization of the Company affecting its common stock.

As of February 28, 2010, there remained 716,799 shares of common stock in respect of which Awards may be granted under the 2005 Plan (716,799 shares available if only stock options Awards are granted, 497,777shares available if only “full-value” Awards are granted).  At such date, options to purchase 899,449 shares have been granted, and 763,567 shares of restricted stock have been awarded under the 2005 Plan.

If the proposal to make 1,250,000 additional shares available under the 2005 Plan is approved by shareholders, Awards will be accounted for as described above.  Therefore, in addition to those currently available under the 2005 Plan, if only stock options are granted, options covering up to 1,250,000 shares may be granted; if only “full-value” Awards are granted, Awards covering only 868,055 shares may be granted.  Taking this into consideration, if the proposed additional shares are made available under the 2005 Plan, the aggregate number of shares that can be covered by Awards would fall somewhere between 1,966,799 and 1,365,832 shares if a combination of both stock options and “full-value” Awards are granted.

Term.  The 2005 Plan will terminate on May 10, 2015, unless sooner terminated by the Board, except with respect to Awards then outstanding.

Amendment. The Board may amend the 2005 Plan at any time, except that (1) the Board must obtain shareholder approval to make any amendment that would increase the total number of shares reserved for issuance (except for adjustments necessary to reflect changes in capitalization), materially modify eligibility requirements, materially increase the benefits accruing to Participants resulting in the repricing of Awards already issued, materially extend the term of the plan, or increase the maximum number of shares covered by Awards to Named Executive Officers, and (2) certain amendments are altogether prohibited (e.g., any amendment that would impair a Participant’s vested rights).

Incentive Stock Options. Options designated as ISOs within the meaning of Section 422 of the Code, together with the regulations promulgated thereunder, may be granted under the 2005 Plan up to the ISO Limit.  To the extent that any portion of an ISO that first becomes exercisable by any Participant during any calendar year exceeds the $100,000 aggregate fair market value limitation of Section 422(d) of the Code, or such other limit as may be imposed by the Code, such excess portion shall be treated as a validly granted NSO. ISOs shall be exercisable for such periods as the Compensation Committee shall determine, but in no event for a period exceeding ten years or, for Participants who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (“10% Shareholders”), five years.

Non-Qualified Stock Options. NSOs may be granted for a stated number of shares of common stock and will be exercisable for such period or periods as the Compensation Committee shall determine.  Holders of NSOs may elect to have the Company withhold from shares to be delivered upon exercise of an NSO, shares whose fair market value satisfy withholding taxes attributable to the exercise of the NSOs.  If shares are delivered for this purpose, the Compensation Committee, in its sole discretion, may grant replacement NSOs in the form of Reload Options (see below) in the amount of some or all of the shares delivered to satisfy the withholding tax obligation.

Exercisability. ISOs and NSOs will become exercisable in installments as determined in its sole discretion by the Compensation Committee, although it is generally anticipated in keeping with past Company practice that such options may be exercised in 20% installments on each of the first five anniversary dates of the date of grant or such other period as may be designated by the Compensation Committee.  The exercise price for options may be paid in cash or by delivery of shares of common stock already owned for more than six months by the Participant and having a market value equal to the exercise price.

Option Exercise Prices.  Stock options may only be issued at an exercise price that is at least 100% of the Fair Market Value of the common stock on the date of grant, and ISOs granted to 10% Shareholders must have an exercise price of at least 110% of the Fair Market Value of the common stock on the date of grant.  The 2005 Plan provides that the option exercise price may be paid in cash, by check, by cash equivalent, by a broker-assisted exercise, with shares of common stock (but only where acceptable to the Compensation Committee and only with shares owned for six months), or a combination of the above.

Termination of Awards.  Unless otherwise provided in an Award or the 2005 Plan, Awards will terminate (i) three months following the holder’s termination of employment by the Company except for death, disability, retirement, or upon a Change of Control, (ii) on the first-year anniversary of a Participant’s death or disability, or (iii) on the ten-year anniversary of the date of grant.

Reload Options.  Under the 2005 Plan, unless otherwise provided in a Participant’s stock option agreement, whenever a Participant holding an ISO or NSO exercises an option (the “Original Option”) and pays part or all of the exercise price by tendering shares of common stock (a “stock-for-stock exercise”), the Participant will automatically receive a “Reload Option” giving that Participant an option to purchase the exact number of shares tendered in the stock-for-stock exercise at an exercise price equal to the Fair Market Value of such shares at the date of grant of such Reload Options, which date of grant will be the date of the notice of exercise of the Original Option.  Reload Options are not exercisable after the later of the expiration of the option term of the Original Option or two years following the date of grant of the Reload Option.  Except as described above, the terms and conditions of Reload Options will be identical to the terms and conditions of the related Original Options. Reload Options are designed to encourage stock-for-stock exercises by Participants, without necessarily diluting a Participant’s percentage ownership of the Company’s common stock or the Company’s outstanding common stock.

Limitation on Options and Awards to Named Executive Officers. Because amounts of compensation paid to Named Executive Officers are subject to the limitations on deductibility by the Company under Section 162(m) of the Code, the 2005 Plan provides that such Named Executive Officers may not receive a grant in any given calendar year of Awards covering or measured by more than 100,000 shares of the Company’s common stock.

Transferability. The Compensation Committee may allow transfer of Awards to family members, trusts and partnerships for their benefit or owned by them, or to charitable trusts. Awards held by transferees are subject to the same restrictions and forfeiture upon termination of employment applicable to the original holder of the Award.  ISOs are not transferable except by will or the laws of descent and distribution.

Change of Control.  In the event of a change of control of the Company as described in the 2005 Plan, all stock options and SARs outstanding for more than a year shall become fully vested and fully exercisable (unless otherwise excepted), and all restrictions and conditions of Restricted Stock Grants and Restricted Unit Grants outstanding shall be deemed to be satisfied, unless the Board expressly provides otherwise. We amended the definition of “change of control” so as to require that a transaction actually occur, rather than such transaction merely being approved.  A “change of control” occurs upon:

(i) any person or group, as defined in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner of shares of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;

(ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event cease to constitute a majority of the Board; or

(iii) the Company either ceases to be an independent publicly owned corporation or sells or otherwise disposes of all or substantially all the assets of the Company.

In connection with a change of control, the Compensation Committee may also cash out Awards at the higher of the highest price for shares of the Company’s common stock in reported NYSE trading or the highest price paid in any bona fide transaction related to a change of control.  The 2005 Plan also contains provisions that create a mechanism for a conditional exercise in certain change of control transactions pending a cancellation of vested unexercised options.

Stock Appreciation Rights.  Under the 2005 Plan, the Compensation Committee may grant an Award of SARs that entitle a Participant to receive the excess (if any) of the Fair Market Value of a share of common stock on the date of exercise of the SAR, over the Fair Market Value of a share of common stock on the date of grant of the SAR (“Spread”).  The Spread may only be paid in shares having a Fair Market Value on the date of payment equal to the Spread.  The Compensation Committee may establish procedures for exercise and restrictions regarding the dates on which SARs may be exercised, and subject to the other provisions of the 2005 Plan, a SAR shall not be exercisable before the first anniversary date of the date of grant.

Stock Grants, Restricted Stock Grants, and Restricted Unit Grants. The Compensation Committee may in its discretion grant shares of common stock to a Participant with or without restrictions, vesting requirements or other conditions.  A Restricted Stock Grant is an Award of shares of the Company’s common stock that does not vest until certain conditions established by the Compensation Committee have been satisfied. Restricted Awards must provide for vesting of such Awards over at least a three-year period, unless specifically determined otherwise by the Compensation Committee, or a one-year period if the Restricted Award is performance based (“Restriction Period”).  A Restricted Unit Grant is an Award of “units” subject to similar vesting conditions, each unit having a value equal either to a share of common stock or the amount by which a share of common stock appreciates in value between the date of grant and the date at which any restrictions lapse.  During the Restriction Period, a Participant may vote and receive dividends on the shares of common stock awarded pursuant to a Restricted Stock Grant, but may not sell, assign, transfer, pledge or otherwise encumber such shares.  During the restricted period, the certificates representing Restricted Awards will bear a restrictive legend and will be held by the Company, or will be recorded on the books of the Company’s stock transfer agent, but not issued to the Participant until the restrictions on the shares covered by the Restricted Award lapse.  When the Restriction Period expires or the restriction with respect to installments of shares lapses, provided that federal income tax withholding is provided for, the Participant is entitled to receive (i) with respect to a Restricted Stock Grant, shares of common stock free and clear of restrictions on sale, assignment, transfer, pledge, or other encumbrances, or (ii) with respect to a Restricted Unit Grant, payment for the value of the units.

Restricted Awards for Non-Employee Directors. Under the 2005 Plan, non-employee directors can only receive Restricted Awards described in this paragraph.  Under the 2005 Plan on the date of each annual meeting of shareholders, each non-employee director will receive a Restricted Award consisting of that number of shares of Company common stock determined by dividing $120,000 by the closing price of a share of common stock on the date of the Award, payable only in installments as described below.  The service restrictions on non-employee directors’ Restricted Awards shall lapse on the date of the next annual meeting of shareholders following the grant date, and each Restricted Award shall vest ratably in three equal installments, one-third on the date of each of the three successive annual meetings of shareholders following the grant date; provided that following the date of such initial lapse of restrictions, if a non-employee director’s service as a director terminates and the non-employee director is in good standing as determined in the sole discretion of the Board of Directors, then the Restricted Award of that non-employee director shall vest immediately.  Prior to the date of such initial lapse of restrictions, no vesting shall occur upon a non-employee director’s termination of service (other than by death or disability, in which cases all Restricted Awards shall vest immediately).

Performance Bonus Awards. The Compensation Committee, in its sole discretion, may award Participants a Performance Bonus Award in the form of cash or shares of common stock, or a combination thereof, on such terms and conditions as the Compensation Committee designates. Performance Bonus Awards will be based upon evaluation of a variety of performance factors.  Performance factors are to be determined prior to the period of performance, which shall be not less than one year, and may include (i) increases in earnings, earnings per share, EBITDA, revenues, cash flow, return on equity, or total shareholder return, (ii) year-end volumes of proved oil and gas reserves and/or year-end probable reserves, (iii) yearly oil and gas production, (iv) share price performance, (v) relative technical, commercial and leadership attributes, or (vi) similar performance factors.  If a Performance Bonus Award is paid in whole or in part in shares of common stock, the number of shares shall be determined based upon the NYSE closing price-based Fair Market Value of such shares.  Performance Bonus Awards are subject to terms and conditions set by the Committee in its sole discretion.

 Federal Income Tax Considerations

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to Awards made under the 2005 Plan.

 Exercise of Incentive Stock Option and Subsequent Sale of Shares

A Participant who is granted an ISO does not realize taxable income at the time of the grant or at the time of exercise.  If the Participant makes no disposition of shares acquired pursuant to the exercise of an ISO before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”), any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss).  Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

However, if the Participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a Participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant.  The ordinary income recognized by the Participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income.  Finally, in addition to the ordinary income described above, the Participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, which shall be long-term or short-term capital gain depending on the Participant’s post-exercise holding period for such shares.

To the extent a Participant pays all or part of the exercise price of an ISO by tendering previously acquired common stock owned by such Participant, the tax consequences described above generally will apply to such exchange.  However, if a Participant exercises an ISO by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements described above have not been satisfied with respect to the surrendered stock.  The consequence of such a disqualifying disposition is that the Participant may recognize ordinary income at that time.

Notwithstanding the favorable tax treatment of ISOs for regular tax purposes, as described above, for alternative minimum tax purposes, an ISO is generally treated in the same manner as a NSO.  Accordingly, a Participant must generally include as alternative minimum taxable income for the year in which an ISO is exercised, the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares.  However, to the extent a Participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the Participant’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the Participant's calculation of alternative minimum taxable income in such calendar year.

 Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A Participant who is granted a NSO does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant.  The ordinary income recognized by the Participant is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.

Upon the subsequent disposition of shares acquired through the exercise of a NSO, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s post-exercise holding period for such shares.  The tax basis in the shares acquired at exercise of the NSO used to determine the amount of any capital gain or loss on a future taxable disposition of such shares is the fair market value of the shares on the date of exercise.

To the extent a Participant pays all or part of the exercise price of a NSO by tendering shares of common stock previously owned by the Participant, the tax consequences described above generally would apply.  However, the number of shares received upon exercise of such option equal to the number of shares surrendered in payment of the exercise price will have the same basis and tax holding period as the shares surrendered.  The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period that commences on the date of the exercise.

 Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

When the restrictions on a Restricted Award lapse, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such Participant.  The ordinary income recognized by the Participant is considered supplemental wages, and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.  Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term or short-term capital gain (or loss) depending on the Participant’s holding period for such shares after their restrictions lapse.

Under Section 83(b) of the Code, a Participant who receives an Award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock. Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending on the post-grant holding period of such shares.  The amount recognized as taxable income is added to any amount paid for the shares to determine their tax basis.  If, after making the election, a Participant forfeits any shares of restricted stock, such Participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.

 Stock Appreciation Rights and Performance Awards

A Participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the SAR is exercised, over the grant price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.

A Named Executive Officer who has been awarded a Performance Bonus Award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the Award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such Participant.

The ordinary income recognized by a Participant in connection with a SAR or Performance Bonus Award is considered supplemental wages and the Company is required to withhold, and the Company and the Participant are required to pay, applicable employment taxes on such ordinary income.

To the extent, if any, that shares are delivered to a Participant in satisfaction of either the exercise of a SAR, or the payment of a Performance Bonus Award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-delivery holding period for such shares.

 Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four other most highly compensated Officers, not including the chief executive officer.  Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m).  These requirements include that the compensation to be paid upon attainment of performance goals that are determined by a board’s compensation committee comprised solely of two or more outside directors, shareholder approval of the performance goals, and compensation committee certification that the goals have been met.  Stock options and SARs generally qualify as “performance-based compensation.”  Other awards, grants or bonuses will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above meeting specified performance criteria and complying with Section 162(m) of the Code, including related regulations.  Restricted stock awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

 Code Section 409A

To the extent that any award under the 2005 Plan is or may be considered to involve a payment of deferred compensation or a deferral subject to Code Section 409A, the Company intends that the terms and administration of such Award shall comply with the provisions of such section, applicable Treasury Regulations, IRS guidance and good faith reasonable interpretations thereof.  As was required under relevant law and regulations, the 2005 Plan was amended in order to comply with Section 409A requirements, all as specifically authorized in the 2005 Plan, to and make other technical amendments that did not require shareholder approval.

The foregoing is only a summary of the effect of U.S. federal income taxation upon employees and the Company with respect to the grant and exercise of stock options, SARs, restricted stock and performance awards under the 2005 Plan.  It is not intended as tax advice to employees participating in the 2005 Plan, who should consult their own tax advisors.  It does not purport to be a complete description of the tax consequences under all circumstances, nor does it describe the tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, regarding shares outstanding and available for issuance under the Company’s existing stock compensation and employee stock purchase plans:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,289,194	$29.72	1,570,511
Equity compensation plans not approved by security holders	—	$—	—
Total	1,289,194	$29.72	1,570,511	(1)

(1)	Includes 141,467 shares remaining available for issuance under the Swift Energy Company Employee Stock Purchase Plan and 1,429,044 under the 2005 Plan.

 Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, Proposal 2, is required to approve the amendment of the 2005 Plan to make additional shares available for Awards under the 2005 Plan.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” the proposed amendment of the 2005 Plan.  The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees and directors.  The Board supports management’s belief that the approval of the proposed amendment to make up to 1,250,000 shares of the Company’s common stock available for Awards under the 2005 Plan will contribute to the continuation of the Company’s history of employee and director longevity, as the Company’s stock compensation plans have done in the past.

The Board of Directors unanimously recommends that shareholders vote “FOR” amending the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan.

PROPOSAL 3 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements and internal control over financial reporting for 2010.  See “Audit Committee Disclosure” above for more information related to Ernst & Young LLP.

Stockholder approval or ratification is not required for the selection of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditor. However, the selection is being submitted for ratification at the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditor.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, all as may be amended from time to time. In addition, at least one member of the committee must satisfy the definition of audit committee financial expert as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Ms. Cannon and Messrs. Montgomery and Smith qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the NYSE listing standards and the rules of the SEC.  A report of the Audit Committee appears later in this proxy statement.  The Audit Committee is comprised of Ms. Cannon (Chair) and Messrs. Montgomery and Smith.

 Preapproval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any professional services to be provided by the Company’s independent auditor, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described above for 2009 and 2008 were preapproved by the Audit Committee before Ernst & Young LLP was engaged to render the services.

 Services Fees Paid to Independent Public Accounting Firm

Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditor in 2002.  The Audit Committee, with ratification of the shareholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2009.  A representative from Ernst & Young LLP will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees and expenses billed by Ernst & Young LLP for its audit of the Company’s annual consolidated financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2009 and 2008, and for its audit of internal control over financial reporting for 2009 and 2008, and for other services provided by Ernst & Young LLP.

	2009	2008

Audit Fees	$1,438,500	$1,353,900
Audit-Related Fees	0	0
Tax Fees	175,851	436,769
All Other Fees	14,343	0
Totals	$1,628,694	$1,790,669

The Audit Fees for 2009 include approximately $200,000 related to services performed by Ernst & Young LLP in connection with the Company’s 2009 equity offering and senior notes issuance, the related registration statements and other statutory filings.  Audit Fees for 2008 include approximately $25,000 for other SEC and statutory filings   $14,343 in All Other Fees is related to an Oracle security assessment performed by Ernst & Young, LLP. The tax services provided in 2009 and 2008 generally consisted of compliance, tax advice and tax planning services. The tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, and expatriate tax services.

 Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2009, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

•
obtained the written disclosures and the letter from the Auditor in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditor’s communications with the Audit Committee concerning independence, and discussed with the Auditor the Auditor’s independence.

Based on the reviews and discussion referred to above, we have recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Deanna L. Cannon (Chair) Henry C. Montgomery Clyde W. Smith, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive Officers, and persons who own more than 10% of the Company’s common stock to file reports with the SEC regarding their ownership of, and transactions in, the Company’s common stock. SEC regulations require Swift Energy to identify anyone who filed a required report late during the most recent fiscal year. Based on a review of the Forms 3 and 4 filed during the 2009 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements during 2009 with the exception of Mr. Smith, who had one late report on Form 4.  Such Form 4 was comprised of one transaction.

SHAREHOLDER PROPOSALS

Pursuant to various rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2011 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary, Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas 77060, no later than December 2, 2010.  Further, a shareholder may not submit a matter for consideration at the 2009 Annual Meeting, unless the shareholder shall have timely complied with the requirements in the Company’s Bylaws. The Bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the date of the annual meeting. A notice given pursuant to this advance notice Bylaw will not be timely with respect to the Company’s 2011 annual meeting unless duly given by no later than March 11, 2010, and no earlier than February 9, 2010.

The Corporate Governance Committee will consider shareholder recommendations of individuals for membership on the Board upon written request by a shareholder in accordance with the procedures for submitting shareholder proposals. For more information on shareholders’ nomination of directors refer to “Board of Directors—Nomination of Directors” in this proxy statement.

With respect to business to be brought before the 2010 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors welcomes questions or comments about the Company and its operations.  Any communications that shareholders or other interested parties may wish to send to the Board of Directors or the non-management or independent directors may be directly sent to the following address:

Lead Director Swift Energy Company c/o CCI P.O. Box 561915 Charlotte, NC 28256

Historically, the Company’s annual meeting of its Board of Directors was held to coincide with the annual meeting of its shareholders and a majority of the directors would attend the annual meeting of shareholders; however, with the increased responsibilities and time requirements in connection with the Board meeting, the Board’s annual meeting is now held one week before the shareholders’ annual meeting. Therefore, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although some of the members of the Board will attend the 2010 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions.  Two directors attended the 2009 Annual Meeting.

FORWARD LOOKING STATEMENTS

The statements contained in this proxy statement that are not historical are “forward-looking statements,” as that term is defined in Section 21E of the Exchange Act, that involve a number of risks and uncertainties. Forward-looking statements use forward-looking terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should,” or “anticipate” or other similar words. These statements discuss “forward-looking” information such as future net revenues from production and estimates of oil and gas reserves. These forward-looking statements are based on assumptions that the Company believes are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

•	fluctuations of the prices received or demand for crude oil and natural gas over time;

•	interruptions of operations and damages due to hurricanes and tropical storms;

•	geopolitical conditions or hostilities;

•	uncertainty of reserves estimates;

•	operating hazards;

•	unexpected substantial variances in capital requirements;

•	environmental matters; and

•	general economic conditions.

Other factors that could cause actual results to differ materially from those anticipated are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company will not update these forward-looking statements unless required to do so by applicable law.

ANNUAL REPORT ON FORM 10-K

Upon written request, Swift Energy will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for 2009, as filed with the SEC, including the financial statements and schedules, but without exhibits.  Direct requests should be made by mail to Swift Energy Company, Investor Relations Department, 16825 Northchase Drive, Suite 400, Houston, Texas 77060; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

GENERAL

The information contained in this proxy statement in the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—To Amend the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan,” “Proposal 3—To Ratify the Selection of Ernst & Young LLP as Swift Energy Company’s Independent Auditor for the Fiscal Year Ending December 31, 2010,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

By Order of the Board of Directors, Bruce H. Vincent President and Secretary
Houston, Texas April 1, 2010

SWIFT ENERGY COMPANY

The Board of Directors Solicits This Proxy for the
Annual Meeting of Shareholders to be held on May 11, 2010

The undersigned hereby constitutes and appoints Terry E. Swift, Bruce H. Vincent and Alton D. Heckaman, Jr., or any one of them, with full power of substitution and revocation of each, the true and lawful attorneys and proxies of the undersigned at the Annual Meeting of Shareholders (the “Meeting”) of SWIFT ENERGY COMPANY (the “Company”) to be held on Tuesday, May 11, 2010, at 4:00 p.m. Houston time, at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas, or any adjournments or postponements thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned on the books of the Company (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting.

(Continued and to be SIGNED on REVERSE side)

ANNUAL MEETING OF SHAREHOLDERS OF

SWIFT ENERGY COMPANY

MAY 11, 2010

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at www.voteproxy.com up until 11:59 Eastern Time the day before the cut-off or meeting date.

 Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Proposal 1. Election of Directors: Class II Nominees (Term to expire 2013)					FOR	AGAINST	ABSTAIN
				PROPOSAL 2: Approval to amend the First Amended and Restated Swift Energy Company 2005 Stock Compensation Plan.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Greg Matiuk
		O	Bruce H. Vincent	PROPOSAL 3: Ratification of selection of Ernst & Young LLP as Swift Energy Company’s independent auditor for the fiscal year ending December 31, 2010.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)				☐	☐	☐

This proxy will be voted in accordance with the specifications made hereon. If NO specification is made, the shares will be voted “FOR” Proposals 1, 2 and 3.

The undersigned hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Shareholders, the Proxy Statement and the 2009 Annual Report to Shareholders furnished herewith.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: ●				PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTATED PAID, PRE-ADDRESSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
£ ☐

Signature of Shareholder			Date:	Signature of Shareholder	Date:
Note:Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder must sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.